Exhibit 2.1

ASSET PURCHASE AGREEMENT

by and among

Shellcase Ltd.

as “Seller”

and

Tessera Technologies, Inc.,

as “Buyer”

Dated: October 31, 2005

ASSET PURCHASE AGREEMENT

i

4.23.	Accounts Receivable	26
4.24.	Inventory	26
4.25.	Payments	27
4.26.	Compliance With Environmental Laws	27
4.27.	Material Misstatements Or Omissions	29

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF BUYER		29
5.1.	Organization of Buyer	29
5.2.	Authorization	29
5.3.	No Conflict or Violation	30
5.4.	Consents and Approvals	30
5.5.	No Brokers	30

ARTICLE VI. COVENANTS OF SELLER AND BUYER		30
6.1.	Further Assurances	30
6.2.	No Solicitation	31
6.3.	Notification of Certain Matters	31
6.4.	Investigation by Buyer	32
6.5.	Conduct of Business	33
6.6.	Employee Matters	35
6.7.	Shareholder Approval	36
6.8.	Office of the Chief Scientist Approval	36
6.9.	Investment Center Approval	36
6.10.	License Agreements	36
6.11.	Facility Lease	36
6.12.	Facilities	36
6.13.	Manufacturing	36
6.14.	Environmental Compliance	36
6.15.	Performance of Key License Agreements	37
6.16.	China WLCSP Ltd. UT License	37
6.17.	EUSSCAN Consortium	37
6.18.	Disclosure Schedule	37

ARTICLE VII. CONDITIONS TO SELLER’S OBLIGATIONS		37
7.1.	Representations, Warranties and Covenants	37
7.2.	Consents; Regulatory Compliance and Approval	38
7.3.	No Actions or Court Orders	38
7.4.	Certificates	38
7.5.	Corporate Documents	38
7.6.	Assumption Document	38
7.7.	Ancillary Agreements	38

ARTICLE VIII. CONDITIONS TO BUYER’S OBLIGATIONS		38
8.1.	Representations, Warranties and Covenants	38
8.2.	Consents; Regulatory Compliance and Approval	39
8.3.	No Actions or Court Orders	39
8.4.	Opinion of Counsel	39

8.5.	Certificates	40
8.6.	Material Changes	40
8.7.	Corporate Documents	40
8.8.	Conveyancing Documents; Release of Encumbrances	41
8.9.	Name Change	41
8.10.	Required Permits	41
8.11.	Other Agreements	41
8.12.	Employment Obligations	41
8.13.	Facility Lease Renegotiation	41
8.14.	Manufacturing Concluded	41
8.15.	Permits	41
8.16.	Environmental Compliance	41
8.17.	FIRPTA Certificate	41

ARTICLE IX. RISK OF LOSS; CONSENTS TO ASSIGNMENT		42
9.1.	Risk of Loss	42
9.2.	Consents to Assignment	42

ARTICLE X. ACTIONS BY SELLER AND BUYER AFTER THE CLOSING		42
10.1.	Collection of Accounts Receivable and Letters of Credit	42
10.2.	Books and Records; Tax Matters	43
10.3.	Survival of Representations, Etc	45
10.4.	Indemnifications	45
10.5.	Holdback	47
10.6.	Bulk Sales	47
10.7.	Insurance	48

ARTICLE XI. MISCELLANEOUS		48
11.1.	Termination	48
11.2.	Assignment	49
11.3.	Notices	49
11.4.	Choice of Law	50
11.5.	Entire Agreement; Amendments and Waivers	51
11.6.	Multiple Counterparts	51
11.7.	Expenses	51
11.8.	Invalidity	51
11.9.	Titles; Gender	51
11.10.	Publicity	51
11.11.	Confidential Information	51
11.12.	Cumulative Remedies	52
11.13.	Service of Process, Consent to Jurisdiction	52
11.14.	Attorneys’ Fees	52
11.15.	Knowledge	52

EXHIBITS

Exhibit
A	Facilities	A-1
B	Allocation of Purchase Price	B-1
C	Bill of Sale	C-1
D	Assignment of Leases	D-1
E	Assignment of Contract Rights	E-1
F	Assignment of Patents, Trademarks and Other Proprietary Rights	F-1
G	Assumption of Certain Liabilities	G-1
H	Required Consents or Approvals of Buyer	H-1
I	Indemnification Escrow Agreement	I-1
J	License and Services Agreement	J-1
K	Articles of Association of Seller	K-1
L	Memorandum of Association of Seller	L-1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement, dated as of October 31, 2005, is between Tessera Technologies, Inc., a Delaware corporation (“Buyer”) and Shellcase Ltd., an Israeli company (“Seller”).

RECITALS

A. Seller owns certain assets which it uses in the conduct of the Business (as defined below).

B. Buyer desires to cause the Purchasing Entities to purchase from Seller, and Seller desires to sell to the Purchasing Entities, such assets upon the terms and subject to the conditions of this Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the respective covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

1.1. Defined Terms. As used herein, the terms below shall have the following meanings. Any of such terms, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.

“Action” shall mean any action, claim, suit, litigation, proceeding, labor dispute, arbitral action, governmental audit, inquiry, criminal prosecution or unfair labor practice charge or complaint.

“affiliate” shall have the meaning set forth in the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Ancillary Agreements” shall mean the Indemnification Escrow Agreement and the License and Services Agreement, substantially in the forms attached hereto as Exhibits I and J, respectively.

“Assets” shall mean all of Seller’s rights, title and interest in and to (i) the Proprietary Rights, including, without limitation, the Proprietary Rights specified on Appendix A, (ii) all Contract Rights (including the prepaid rent balance of approximately $90,000), assets and rights of any kind, whether tangible or intangible, real or personal owned by Seller and specified on Appendix A, (iii) all chemicals, consumables, materials and other supplies owned by Seller at the Closing Date as specified on Appendix A, and (iv) all Books and Records, but excluding in each case the Excluded Assets.

“Balance Sheet” shall mean the consolidated balance sheet of Seller and its Subsidiaries at the date indicated thereon, together with the notes thereon.

“Books and Records” shall mean (a) all records and lists of Seller pertaining to the Assets, (b) all records and lists pertaining to the Business, customers, suppliers or personnel of Seller, (c) all product, business and marketing plans of Seller and (d) all books, ledgers, files, reports, plans, drawings and operating records of every kind maintained by Seller, but excluding the originals of Seller’s minute books, shareholders register and tax returns.

“Business” shall mean the Seller’s existing business of research and development and business development associated with the development of proprietary technologies for integrated circuit silicon wafer level chip-size packaging for use in image sensor modules and digital and telecommunications infrastructure products, and excluding manufacturing activities.

“China WLCSP Ltd.” shall mean the joint venture as contemplated by the Contractual Joint Venture Contract between China-Singapore Suzhou Industry Park Ventures Co. Ltd., Infinity-CSVC Ventures Capital Enterprise and Seller, dated as of May 16, 2005.

“Closing Date” shall mean November 30, 2005 or such other date as Buyer and Seller shall mutually agree upon.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.

“Contract” shall mean any agreement, contract, note, loan, evidence of indebtedness, purchase, order, letter of credit, indenture, security or pledge agreement, franchise agreement, undertaking, covenant not to compete, employment agreement, license, instrument, obligation or commitment to which Seller is a party or is bound and which relates to the Business or the Assets, whether oral or written, but excluding all Leases.

“Contract Rights” shall mean all of Seller’s rights and obligations under the Contracts listed on Appendix A, but excluding the Key License Agreements.

“Copyrights” shall mean registered copyrights, copyright applications and unregistered copyrights.

“Court Order” shall mean any judgment, decision, consent decree, injunction, ruling or order of any federal, state, local or foreign court or governmental agency, department or authority that is binding on any person or its property under applicable law.

“Default” shall mean (1) a breach of or default under any Contract or Lease, (2) the occurrence of an event that with the passage of time or the giving of notice or both would constitute a breach of or default under any Contract or Lease, or (3) the occurrence of an event that with or without the passage of time or the giving of notice or both would give rise to a right of termination, renegotiation or acceleration under any Contract or Lease.

“Disclosure Schedule” shall mean a schedule executed and delivered by Seller to Buyer as provided in Section 6.18 hereof which sets forth the exceptions to the representations and warranties contained in Article IV hereof and certain other information called for by this Agreement. Unless otherwise specified, each reference in this Agreement to any numbered schedule is a reference to that numbered schedule which is included in the Disclosure Schedule.

“Dispute Resolution Letter” shall mean that certain letter agreement of even date herewith between the Buyer and Seller.

“Employee Plan” any employment, consulting, severance or other similar contract, arrangement or policy and each plan, arrangement (written or oral), program, agreement or commitment providing for benefits, compensation, contributions to severance and/or study funds, retention payments, bonuses, fees, profit-sharing, stock option, stock purchase or other stock related rights or other forms of incentive or deferred compensation, change in control benefits, vacation benefits, insurance coverage (including without limitation any self-insured arrangements), health or medical benefits, employee assistance programs, workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health, disability or accident benefits, severance benefits and post-employment or retirement benefits that is entered into, maintained, administered or contributed to, or required to be contributed to, by Seller or any of its affiliates and under which any employee or former employee of Seller or its affiliates has accrued any benefit or right whatsoever or under which Seller or any of its affiliates has incurred or may incur any Liability.

“Encumbrance” shall mean any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, right-of-way, encroachment, building or use restriction, conditional sales agreement, encumbrance or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Excluded Assets,” notwithstanding any other provision of this Agreement, shall mean the following assets of Seller which are not to be acquired by Buyer hereunder:

(a) assets specified on Appendix B to be transferred to China WLCSP Ltd. prior to the Closing;

(b) all property and equipment other than that specified on Appendix A;

(c) all cash and cash equivalents held by Seller;

(d) all Permits, to the extent not transferable;

(e) all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind against any person or entity arising out of or relating to the Excluded Liabilities or to the issues or claims set forth in the Dispute Resolution Letter;

(f) all intercompany receivables of Seller which are owed by any entity which, after the Closing Date, is an affiliate of Seller;

(g) all amounts receivable from tax authorities and all accounts receivable that are unrelated to the Business;

(h) the Key License Agreements;

(i) all assets related to the Employee Plans;

(j) software, books and records related to Seller’s financial bookkeeping and accounting and tax processes;

(k) amounts paid in respect of the Key License Agreement with Omnivision International Holding Ltd for the 2005 calendar year; and

(l) all debt or equity of third parties that Seller holds, including that related to China WLCSP Ltd. and XinTec Inc.

“Facilities” shall mean all plants, offices, manufacturing facilities, stores, warehouses, improvements, administration buildings, and all real property and related facilities which are identified or listed on Exhibit A attached hereto.

“Facility Leases” shall mean all of the leases of Facilities listed on Schedule 4.6.

“Financial Statements” shall mean the Year-End Financial Statements and the Interim Financial Statements.

“Fixtures and Equipment” shall mean all of the furniture, fixtures, furnishings, machinery, automobiles, trucks, spare parts, supplies, equipment, tooling, molds, patterns, dies and other tangible personal property owned by Seller and used in connection with the Business, wherever located and including any such Fixtures and Equipment in the possession of any of Seller’s suppliers, including all warranty rights with respect thereto.

“Former Facility” shall mean each plant, office, manufacturing facility, store, warehouse, improvement, administrative building and all real property and related facilities that was owned, leased or operated by Seller at any time prior to the date hereof, but excluding any Facilities.

“Insurance Policies” shall mean the insurance policies related to the Assets listed on Schedule 4.22.

“Interim Balance Sheet” shall mean the unaudited Balance Sheet dated the Interim Balance Sheet Date.

“Interim Balance Sheet Date” shall mean September 30, 2005.

“Interim Financial Statements” shall mean the Interim Balance Sheet and the unaudited consolidated statements of operations, changes in shareholders’ equity and cash flow for the period ended on the Interim Balance Sheet Date.

“Inventory” shall mean all of Seller’s inventory held for resale and all of Seller’s raw materials, work in process, finished products, wrapping, supply and packaging items and similar items with respect to the Business, in each case wherever the same may be located.

“Joint Venture Agreements” shall mean the Contractual Joint Venture Contract between China-Singapore Suzhou Industry Park Ventures Co. Ltd., Infinity-CSVC Ventures Capital Enterprise and Seller, dated as of May 16, 2005; the Subscription Agreement between Xloom Phototonics Inc., Mr. Avner Badehi and Seller, dated as of November 26, 2001; and the Share Purchase Agreement between Seller and Xintec Inc., dated as of June 8, 2000.

“Joint Ventures” shall mean Seller’s joint ventures as contemplated by the Joint Venture Agreements.

“Key License Agreements” shall mean the License Agreement between Seller and XinTec Inc., dated as of June 8, 2000; the License Agreement between Seller and Sanyo Electric Co., Ltd., dated as of March 26, 2001; the Captive License Agreement between Seller and Omnivision International Holding Ltd., dated as of May 4, 2004; and the License Agreement between Seller and China WLCSP Ltd., dated as of May 30, 2005.

“Leased Real Property” shall mean all leased property described in the Facility Leases.

“Leasehold Estates” shall mean all of Seller’s rights and obligations as lessee under the Leases.

“Leasehold Improvements” shall mean all leasehold improvements situated in or on the Leased Real Property and owned by Seller.

“Leases” shall mean all of the existing leases with respect to the personal or real property of Seller listed on Schedule 4.7,.

“Liabilities” shall mean any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any person of any type, whether accrued, absolute, contingent, matured, unmatured or other.

“material adverse effect” or “material adverse change” shall mean with respect to the Business or the Assets any material adverse effect or change in the condition (financial or other), business, results of operations, prospects, assets, Liabilities or operations of the Business and/or the Assets or on the ability of Seller to consummate the transactions contemplated hereby, or any event or condition which would, with the passage of time, constitute a “material adverse effect” or “material adverse change.”

“ordinary course of business” or “ordinary course” or any similar phrase shall mean the ordinary course of the Business and consistent with Seller’s past practice.

“Patents” shall mean all patents and patent applications and registered design and registered design applications.

“Permits” shall mean all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, any governmental authority, whether foreign, federal, state or local, or any other person, necessary or desirable for the past, present or anticipated conduct of, or relating to the operation of the Business.

“Post-Closing Tax Period” shall mean any Tax period beginning after the Closing Date and that portion of any Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” shall mean any Tax period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Proprietary Rights” shall mean all Copyrights, Patents, Trademarks, technology rights and licenses, computer software (including without limitation any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, goodwill, inventions, designs, specifications, plans, drawings and intellectual property rights, now known or hereafter recognized in any jurisdiction throughout the world which were (i) owned by, or exclusively licensed to, Seller as of the date of this Agreement, whether related to the Business or otherwise, or (ii) acquired by, or exclusively licensed to, Seller following the date of this agreement in connection with any settlements or judicial resolution of any claims, actions or disputes related to the Business.

“Purchasing Entities” shall mean Tessera Hungary and Tessera Israel.

“Regulations” shall mean any applicable laws, statutes, ordinances, regulations, rules, notice requirements, court decisions, agency guidelines, principles of law and orders of any foreign, federal, state or local government and any other governmental department or agency, including without limitation Environmental Laws, energy, motor vehicle safety, public utility, zoning, building and health codes, occupational safety and health and laws respecting employment practices, employee documentation, terms and conditions of employment and wages and hours.

“Representative” shall mean any officer, director, principal, attorney, agent, employee or other representative.

“Straddle Period” shall mean any Tax period beginning before and ending after the Closing Date.

“Subsidiary” shall mean (a) any corporation or similar entity in an unbroken chain of corporations beginning with Seller if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain, (b) any partnership in which Seller is a general partner, or (c) any partnership in which Seller possesses a 50% or greater interest in the total capital or total income of such partnership.

“Tax” or “Taxes” shall mean any federal, state, local, foreign or other tax, levy, impost, fee, assessment or other government charge, including without limitation Israeli stamp tax, income, estimated income, capital gains tax, value added tax, Israeli social security payments, Israeli national health insurance payments, business, occupation, franchise, property, payroll, personal property, sales, transfer, use, employment, commercial rent, occupancy, franchise or withholding taxes, and any premium, including without limitation interest, penalties and additions in connection therewith.

“Tax Return” shall mean any return, declaration, report, claim for refund, information return or statement relating to any Taxes, including any schedule or attachment thereto and including any amendment thereof.

“Tessera Hungary” shall mean Tessera Technologies Hungary Holding Limited Liability Company, a Hungarian company and indirect wholly owned subsidiary of Buyer.

“Tessera Israel” shall mean Tessera Israel Ltd., an Israeli corporation and indirect wholly owned subsidiary of Buyer.

“Trademarks” shall mean registered trademarks, registered service marks, trademark and service mark applications and unregistered trademarks and service marks.

“Warrants” shall mean (a) agreements, rights to subscribe (including any preemptive rights), options, warrants, calls, commitments or rights of any character to purchase or otherwise acquire any common stock or other securities of Seller, and (b) outstanding securities of Seller that are convertible into or exchangeable for capital shares or other securities of Seller.

“Year-End Financial Statements” shall mean the audited Balance Sheets dated December 31, 2004 and December 31, 2003, and the related audited consolidated statements of operations, changes in shareholders’ equity and cash flow for the year ended December 31, 2004.

1.2. Other Defined Terms. The following terms shall have the meanings defined for such terms in the Sections set forth below:

Term	Section
Allocation	2.4(a)
Apportioned Obligations	10.2(f)(i)
Assumed Liabilities	2.2
Assumption Documents	3.2(c)
Bulk Sales Act	10.6
Claim	10.4(d)
Claim Notice	10.4(d)
Closing	3.1
Consultant	6.4(b)
Damages	10.4(a)
Development Contract	6.17
Environmental Conditions	4.26(a)

Environmental Laws	4.26(a)
Escrow Agent	2.4(b)
Excluded Liabilities	2.3
Grants	4.8(c)
Hazardous Substance	4.26(a)
Holdback Amount	2.4(b)
Indemnification Escrow Agreement	10.5
Investment Center	4.8(b)
OCS	2.5
Other Party	10.2(f)(ii)
Proposed Acquisition Transaction	6.2(a)
Proposition 65	4.26(b)
Purchase Price	2.4(a)
Recipient Party	10.2(f)(ii)
Release	4.26(a)
Rehired Employee	6.6(a)
Schedule Date	6.18
Transfer Taxes	2.5

ARTICLE II.

PURCHASE AND SALE OF ASSETS

2.1. Transfer of Assets. Upon the terms and subject to the conditions contained herein, at the Closing, Seller will sell, convey, transfer, assign and deliver to Buyer, and Buyer will acquire from Seller, the Assets, free and clear of all Encumbrances.

2.2. Assumption of Liabilities . Upon the terms and subject to the conditions contained herein, at the Closing, Buyer shall assume the following, and only the following, Liabilities of Seller (the “Assumed Liabilities”):

(a) All Liabilities accruing, arising out of, or relating to events or occurrences happening after the Closing Date under the Contracts listed on Appendix A and the Leases listed on Schedule 4.6, but not including any Liability for any Default under any such Contract occurring on or prior to the Closing Date; and

(b) All Liabilities in respect of Rehired Employees and beneficiaries of Rehired Employees arising on or after the Closing Date, except to the extent that the same constitute Excluded Liabilities or as otherwise provided herein to be retained by Seller; and

2.3. Excluded Liabilities. Notwithstanding any other provision of this Agreement, except for the Assumed Liabilities expressly specified in Section 2.2, Buyer shall not assume, or otherwise be responsible for, any Liabilities of Seller, whether liquidated or unliquidated, or known or unknown, whether arising out of occurrences prior to, at or after the date hereof (“Excluded Liabilities”), which Excluded Liabilities include, without limitation:

(a) Except as otherwise provided in Section 6.6, any Liability to or in respect of any employees or consultants or former employees or consultants of Seller including without limitation (i) any employment, severance, retention or termination agreement, whether or not written, between Seller and any person, (ii) any Liability under any Employee Plan at any time maintained, contributed to or required to be contributed to by or with respect to Seller or any affiliate or under which Seller or any affiliate may incur Liability, or any contributions, benefits or Liabilities therefor, or any Liability with respect to Seller’s or any affiliate’s withdrawal or partial withdrawal from or termination of any Employee Plan and (iii) any claim and/or demand relating to any period prior to the Closing in connection with employment related matters;

(b) Any Liability of Seller in respect of any Tax (including any liability for the Taxes of any other Person (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), (ii) as a transferee or successor, (iii) by contract (including without limitation, pursuant to this Agreement), or (iv) otherwise), or any Liability for any Taxes attributable to the Business or the Assets other than Taxes that are “Apportionable Obligations” and that are apportioned to the Buyer pursuant to Section 10.2(f) hereof;

(c) Any Liability arising from any injury to or death of any person or damage to or destruction of any property, whether based on negligence, breach of warranty, strict liability, enterprise liability or any other legal or equitable theory arising from defects in products manufactured or from services performed by or on behalf of Seller or any other person or entity on or prior to the Closing Date;

(d) Any Liability of Seller arising out of or related to any Action against Seller or any Action which adversely affects the Assets or the Business and which shall have been asserted on or prior to the Closing Date or which relates to the period prior to the Closing Date;

(e) Any Liability of Seller resulting from entering into, performing its obligations pursuant to or consummating the transactions contemplated by, this Agreement (including without limitation any Liability of Seller pursuant to Article X hereof);

(f) Any Liability on the Closing Statement;

(g) Any Liability related to any Former Facility;

(h) Any Liability of any Subsidiary owed to Seller;

(i) Any Liability of the Seller owed to any Subsidiary;

(j) Any Liability related to the Key License Agreements;

(k) Any Liability related to the Excluded Assets;

(l) Any Liability related to Seller’s provision of warranties, indemnities or service in relation to the Business;

(m) Any Liability with respect to Seller’s creditors, suppliers or customers; and

(n) Any Liability with respect to Seller’s shareholders or any other equity holders and holders of rights to acquire equity securities of Seller (including without limitation, pursuant for any employee stock option plans); and.

(o) Any other Liability not explicitly assumed by the Buyer pursuant to this Agreement.

2.4. Purchase Price.

(a) Purchase Price. At the Closing, upon the terms and subject to the conditions set forth herein, Buyer shall pay to Seller for the sale, transfer, assignment, conveyance and delivery of the Assets, the aggregate amount of Thirty Million Three Hundred Ninety Thousand Dollars ($30,390,000), (the “Purchase Price”), less the Holdback Amount, by wire transfer of immediately available funds to an account designated by Seller and shall assume the Assumed Liabilities pursuant to this Agreement. If Seller receives any payment from China WLCSP and at any time through the Closing Date, the amount of such payment shall be deducted from the Purchase Price payable by Buyer. The Purchase Price shall be allocated among the Assets in the manner required by Section 1060 of the Code and regulations thereunder. Exhibit B attached hereto sets forth the amount of the Purchase Price allocable to the various Assets to be purchased by the Purchasing Entities, and the amount of the Purchase Price to be paid by each Purchasing Entity (the “Allocation”). The Allocation shall be revised to reflect any adjustments to Purchase Price hereunder. Buyer and Seller agree to (i) be bound by the Allocation, as may be adjusted pursuant to the foregoing sentence, (ii) act in accordance with the Allocation in the preparation of all financial statements and the filing of all Tax Returns (including, without limitation, filing Form 8594 with their United States federal income Tax Return for the taxable year that includes the Closing Date to the extent required by applicable law) and in the course of any Tax audit, Tax review or Tax litigation relating thereto, and (iii) take no position and cause their Affiliates to take no position inconsistent with the Allocation for income Tax purposes, including United States federal and state income Tax and foreign income Tax, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code. Not later than thirty (30) days prior to the filing of their respective Forms 8594 relating to this transaction, each of the Buyer and Seller shall deliver to the other a copy of its Form 8594.

(b) The “Holdback Amount” shall be an amount equal to Six Million Dollars ($6,000,000) which Buyer, at the Closing, shall, pursuant to the Indemnification Escrow Agreement, deliver to the Escrow Agent named therein (the “Escrow Agent”), pending determination of Seller’s indemnification obligations, if any, as set forth in Section 10.4.

(c) Withholding. All amounts payable by Buyer to Seller pursuant to the terms of this Agreement, including, without limitation, the Purchase Price, shall be subject to applicable Israeli Tax withholding requirements, unless Seller shall provide Buyer a copy of a valid approval of the Israeli tax authorities establishing an exemption from such Tax withholding obligations, to the reasonable satisfaction of Buyer. To the extent that amounts are withheld from any payment, such amounts shall be treated for all purposes of this Agreement as having been paid to the Seller.

2.5. Closing Costs; Transfer Taxes and Fees.

(a) Seller shall be responsible for any documentary and transfer taxes and any sales, use, value added tax or other taxes imposed by reason of the transfers of Assets (collectively, “Transfer Taxes”) provided hereunder and any deficiency, interest or penalty asserted with respect thereto. Seller shall pay the fees and costs of recording or filing all applicable conveyancing instruments described in Section 3.2(a). In addition, Seller shall pay all costs and fees relating to obtaining any and all consents required for the consummation of the transaction contemplated by this Agreement, other than as provided in this Section 2.6 below. Buyer and Seller shall each be responsible for one half (50%) of any stamp tax imposed in connection with this Agreement. Buyer shall pay to the Office of the Chief Scientist in the Israeli Ministry of Industry and Commerce (the “OCS” ) the amount specified by OCS in response to Seller’s application letter of September 14th, 2005 and arising from the completion of the transactions contemplated by this Agreement, up to a maximum of Three Million Dollars ($3,000,000).

(b) At the Closing, Seller shall issue and deliver to Buyer invoices specifying, in accordance with the Allocation, the amount paid by Buyer for the Assets, supplemented by applicable Israeli value added tax. Buyer shall submit the invoices to the Israeli Tax Authority as soon as practicable thereafter and, within ten (10) business days following Buyer’s receipt from the Israeli Tax Authority of amounts equal to the value added tax paid by Seller in respect of the transactions contemplated by this Agreement, Buyer shall deliver all such amounts to Seller.

2.6. Purchasing Entities. For the purposes of this Article II, the term “Buyer” shall include the Purchasing Entities. At the Closing, (i) each Purchasing Entity shall purchase such Assets as are indicated on Exhibit A, and shall pay that portion of the Purchase Price as is indicated on Exhibit B, and (ii) Tessera Israel shall assume the Assumed Contracts and Assumed Liabilities. For the avoidance of doubt, at the Closing, Tessera Hungary shall purchase all of the Proprietary Rights, and Buyer will not purchase any of the Assets or assume any of the Assumed Liabilities.

ARTICLE III.

CLOSING

3.1. Closing. The Closing of the transactions contemplated herein (the “Closing”) shall be held at 10:00 a.m. local time on the Closing Date at the offices of Latham & Watkins LLP, 505 Montgomery Street, Suite 2000, San Francisco, CA 94111, unless the parties hereto otherwise agree.

3.2. Conveyances at Closing.

(a) Instruments and Possession. To effect the sale and transfer referred to in Section 2.1 hereof, Seller will, at the Closing, execute and deliver to Buyer:

(i) one or more bills of sale, in the form attached hereto as Exhibit C, conveying in the aggregate all of Seller’s owned personal property included in the Assets;

(ii) subject to Sections 6.11 and 9.2, Assignments of Lease in the form attached hereto as Exhibit D with respect to the Leases;

(iii) subject to Sections 6.11 and 9.2, Assignments of Contract Rights, each in the form of Exhibit E attached hereto, with respect to the Contract Rights;

(iv) Assignments of Patents, Trademarks and other Proprietary Rights (including an assignment of all of Seller’s rights, title and interest to the name Shellcase, and all variations thereof) each in the form attached hereto as Exhibit F, in recordable form to the extent necessary to assign such rights;

(v) Indemnification Escrow Agreement in the form attached hereto as Exhibit I;

(vi) License and Services Agreement in the form attached hereto as Exhibit J;

(vii) such other instruments as shall be reasonably requested by Buyer to vest in Buyer title in and to the Assets in accordance with the provisions hereof.

(b) Assumption Document. Upon the terms and subject to the conditions contained herein, at the Closing Buyer shall deliver to Seller an instrument of assumption substantially in the form attached hereto as Exhibit G, evidencing Buyer’s assumption, pursuant to Section 2.2, of the Assumed Liabilities (the “Assumption Document”).

(c) Form of Instruments. To the extent that a form of any document to be delivered hereunder is not attached as an Exhibit hereto, such documents shall be in form and substance, and shall be executed and delivered in a manner, reasonably satisfactory to Buyer.

(d) Certificates; Opinions. Buyer and Seller shall deliver the certificates, opinions of counsel and other matters described in Articles VII and VIII.

(e) Consents. Subject to Sections 6.11 and 9.2, Seller shall deliver all Permits and any other third party consents required for the valid transfer of the Assets and Business as contemplated by this Agreement.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer as follows, except as otherwise set forth on the Disclosure Schedule, which representations and warranties are, as of the date hereof, true and correct:

4.1. Organization of Seller. Seller is a corporation duly organized and validly existing under the laws of the State of Israel with full corporate power and authority to conduct its business as it is presently being conducted and to own and lease its properties and assets. Seller is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not have a material adverse effect on the Assets or the Business. Copies of the updated Articles of Association and Memorandum of Association of Seller attached hereto as Exhibits K and L, respectively, are accurate and complete as of the date hereof. Schedule 4.1 contains a true, correct and complete list of all jurisdictions in which Seller is qualified to do business as a foreign corporation.

4.2. Subsidiaries. Except as set forth in Schedule 4.2, Seller does not have any Subsidiaries which are used by Seller in the conduct of the Business or otherwise, or which own any of the Assets or Joint Ventures. Other than the Subsidiaries and Joint Ventures, Seller has no direct or indirect stock or other equity or ownership interest (whether controlling or not) in any corporation, association, partnership, joint venture or other entity. Each of the Subsidiaries listed on Schedule 4.2, is a corporation duly organized, validly existing and in good standing (or appropriately recognized as legally in existence and active under the laws of its jurisdiction) under the laws of the jurisdiction identified on Schedule 4.2 and has the requisite power and authority to conduct its business as it is presently being conducted and to own and lease its properties and Assets. No other corporate proceedings on the part of any Subsidiary are necessary to authorize this Agreement and the transactions contemplated hereby. Schedule 4.2 contains a true, correct and complete list of all jurisdictions in which each Subsidiary is qualified to do business as a foreign corporation. Each of the Subsidiaries is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary. Copies of the Certificate or Articles of Incorporation and Bylaws of each Subsidiary heretofore delivered to Buyer are accurate and complete. Schedule 4.2 sets forth a description of all of the issued and outstanding equity securities of each of the Subsidiaries. Seller owns of record and beneficially all of the issued and outstanding capital or other stock of each Subsidiary free and clear of any Encumbrances. There are no Warrants with respect to the equity securities of any Subsidiary.

4.3. Authorization. Seller has all requisite corporate power and authority, and has taken all corporate action necessary, to execute and deliver this Agreement and the Ancillary Agreements, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Agreements by Seller and the consummation by Seller of the transactions contemplated hereby and thereby have been duly approved by the board of directors and shareholders of Seller. No other corporate proceedings on the part of Seller are necessary to authorize this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Seller and is, and upon execution and delivery of the Ancillary Agreements will be, legal, valid and binding obligations of Seller enforceable against it in accordance with its terms.

4.4. Absence of Certain Changes or Events. Since the Interim Balance Sheet Date, there has not been any:

(a) actual or threatened material adverse change in the financial condition, working capital, shareholders’ equity, assets, Liabilities, reserves, revenues, income earnings, prospects or Business of Seller;

(b) change in accounting methods, principles or practices by Seller affecting the Assets, its Liabilities or the Business;

(c) revaluation by Seller of any of the Assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable;

(d) damage, destruction or loss (whether or not covered by insurance) adversely affecting the Assets or the Business;

(e) cancellation of any indebtedness or waiver or release of any right or claim of Seller relating to its activities or properties which had or will have a material adverse effect on the Assets or the Business;

(f) increase in the rate of compensation payable or to become payable to any officer or other employee of Seller or any consultant, Representative or agent of Seller, including without limitation the making of any loan to, or the payment, grant or accrual of any bonus, incentive compensation, service award or other similar benefit to, any such person, other than increases, payments, grants or accruals made in the ordinary course of business and in accordance with the normal practices of Seller;

(g) adoption of, addition to, modification of, or contribution to any Employee Plan, arrangement, or practice described in the Disclosure Schedule other than (i) additions, modifications or contributions made in the ordinary course of business and in accordance with the normal practices of Seller or (ii) as required by applicable law;

(h) adverse change in employee relations which has or is reasonably likely to have adverse effect on the productivity, the financial condition, results of operations or Business of Seller or the relationships between the employees of Seller and the management of Seller;

(i) amendment, cancellation or termination of any Contract, commitment, agreement, Lease (except for Facility Leases as contemplated by Section 6.11), transaction or Permit relating to the Assets or the Business or entry into any Contract, commitment, agreement, Lease, transaction or Permit which is not in the ordinary course of business, including without limitation any employment or consulting agreements;

(j) mortgage, pledge or other encumbrance of any Assets, except purchase money mortgages arising in the ordinary course of business;

(k) sale, assignment or transfer of any of the Assets, other than in the ordinary course of business;

(l) incurrence of indebtedness by Seller for borrowed money or commitment to borrow money entered into by Seller, or loans made or agreed to be made by Seller, or indebtedness guaranteed by Seller;

(m) incurrence by Seller of Liabilities, except Liabilities incurred in the ordinary course of business, or increase or change in any assumptions underlying or methods of calculating, any doubtful account contingency or other reserves of Seller;

(n) payment, discharge or satisfaction of any Liabilities of Seller other than the payment, discharge or satisfaction in the ordinary course of business of Liabilities set forth or reserved for on the Interim Financial Statements or incurred in the ordinary course of business;

(o) capital expenditure by Seller, the execution of any Lease by Seller or the incurring of any obligation by Seller to make any capital expenditure or execute any Lease;

(p) failure to pay or satisfy when due any Liability of Seller, except where the failure would not have a material adverse effect on the Assets or the Business;

(q) failure of Seller to carry on diligently the Business in the ordinary course so as to keep available to Buyer the services of Seller’s employees, and to preserve for Buyer the Assets and the Business and the goodwill of Seller’s suppliers, customers, distributors and others having business relations with it;

(r) disposition or lapsing of any Proprietary Rights or any disposition or disclosure to any person of any Proprietary Rights not theretofore a matter of public knowledge;

(s) existence of any other event or condition which in any one case or in the aggregate has or might reasonably be expected to have a material adverse effect on the Assets or the Business;

(t) adoption or change in any election in respect of Taxes, adoption or change in any material accounting method in respect of Taxes, entering into any Tax allocation agreement, Tax ruling, Tax-sharing agreement, Tax indemnity agreement or closing agreement, settlement or compromise in respect of any claim, notice, audit report or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(u) agreement by Seller to do any of the things described in the preceding clauses (a) through (t) other than as expressly provided for herein.

4.5. Assets. Excluding the Leased Real Property, Seller has and will transfer good and marketable title to the Assets and upon the consummation of the transactions contemplated hereby, Buyer will acquire good and marketable title to all of the Assets, free and clear of any Encumbrances. The Assets, together with the rights under the Contracts listed on Schedule 4.7 include without limitation all assets necessary for the conduct of the Business. Schedule 4.5 contains accurate lists and summary descriptions of all tangible Assets where the value of an individual item exceeds $1,000 or where an aggregate of similar items exceeds $5,000. All tangible assets and properties which are part of the Assets are in good operating condition and repair (ordinary wear and tear excepted) and are usable in the ordinary course of business and conform in all material respects to all applicable Regulations (including Environmental Laws) relating to their construction, use and operation.

4.6. Facilities. Schedule 4.6 contains a complete and accurate list of all Facility Leases.

(a) Actions. There are no pending or, to the best knowledge of Seller, threatened condemnation proceedings or other Actions relating to any Facility.

(b) Leases or Other Agreements. Except for Facility Leases listed on Schedule 4.6, there are no leases, subleases, licenses, occupancy agreements, options, rights, concessions or other agreements or arrangements, written or oral, granting to any person the right to purchase, use or occupy any Facility, or any real property in connection with the Business or any portion thereof or interest in any such Facility or real property.

(c) Facility Leases and Leased Real Property. With respect to each Facility Lease, Seller has and will transfer to Buyer at the Closing an unencumbered interest in the Leasehold Estate, or shall sublet such premises to Buyer at the Closing, in accordance with Section 6.11. Seller enjoys peaceful and undisturbed possession of all the Leased Real Property.

(d) Certificate of Occupancy. All Facilities have received all required approvals of governmental authorities (including without limitation Permits and a certificate of occupancy or other similar certificate permitting lawful occupancy of the Facilities) required in connection with the operation thereof and have been operated and maintained in accordance with applicable Regulations.

(e) Utilities. All Facilities are supplied with utilities (including without limitation water, sewage, disposal, electricity, gas and telephone) and other services necessary for the operation of such Facilities as currently operated, and there is no condition which would reasonably be expected to result in the termination of the present access from any Facility to such utility services.

(f) Improvements, Fixtures and Equipment. The Facilities and all improvements constructed on the Facilities, including without limitation all Leasehold Improvements, and all Fixtures and Equipment and other tangible assets owned, leased or used by Seller at the Facilities are (i) insured to the extent and in a manner customary in the industry, (ii) structurally sound with no known material defects, (iii) in good operating condition and repair, subject to ordinary wear and tear, (iv) not in need of maintenance, repair or correction except for ordinary routine maintenance and repair, the cost of which would not be material, (v) sufficient for the operation of the Business as presently conducted and (vi) in conformity with all applicable Regulations.

(g) No Special Assessment. Seller has not received notice of any special assessment relating to any Facility or any portion thereof and there is no pending or threatened special assessment.

4.7. Contracts and Commitments.

(a) Contracts. Schedule 4.7 sets forth a complete and accurate list of all Contracts of the following categories:

(i) Contracts not made in the ordinary course of business;

(ii) Employment contracts and severance agreements, including without limitation Contracts (A) to employ or terminate executive officers or other personnel and employees and other contracts with present or former officers or directors of Seller or (B) that will result in the payment by, or the creation of any Liability to pay on behalf of Buyer any severance, termination, “golden parachute,” or other similar payments to any present or former personnel following termination of employment or otherwise as a result of the consummation of the transactions contemplated by this Agreement;

(iii) Labor or union contracts;

(iv) Distribution, franchise, license, technical assistance, joint venture, sales, commission, consulting, agency or advertising contracts related to the Assets or the Business and which are not cancelable on thirty (30) calendar days notice;

(v) Options with respect to any property, real or personal, whether Seller shall be the grantor or grantee thereunder;

(vi) Contracts involving future expenditures or Liabilities, actual or potential, in excess of $10,000 per month or otherwise material to the Business or the Assets and not cancelable (without Liability) within 30 calendar days;

(vii) Contracts or commitments relating to commission arrangements with others;

(viii) Promissory notes, loans, agreements, indentures, evidences of indebtedness, letters of credit, guarantees, or other instruments relating to an obligation to pay money, individually in excess of or in the aggregate in excess of $5,000, whether Seller shall be the borrower, lender or guarantor thereunder or whereby any Assets are pledged (excluding credit provided by Seller in the ordinary course of business to purchasers of its products or provided to Seller in the ordinary course of business by its suppliers);

(ix) Contracts containing covenants limiting the freedom of Seller or any officer, director, shareholder or affiliate of Seller, to engage in any line of business or compete with any person;

(x) Any Contract with the United States, state or local government or any agency or department thereof or any Israeli or other foreign governmental authority or any subdivision thereof;

(xi) Leases of real property;

(xii) Leases of personal property not cancelable (without Liability) within 30 calendar days;

(xiii) Key License Agreements; and

(xiv) All other agreements relating to Seller’s Proprietary Rights and any third party intellectual property rights licensed to Seller on a non-exclusive basis.

Seller has delivered to Buyer true, correct and complete copies of all of the Contracts listed on Schedule 4.7, including all amendments and supplements thereto.

(b) Absence of Defaults. All of the Contracts and Leases to which Seller is party or by which it or any of the Assets is bound or affected are valid, binding and enforceable in accordance with their terms. Seller has fulfilled, or taken all action necessary to enable it to fulfill when due, all of its material obligations under each of such Contracts and Leases. To Seller’s knowledge, all parties to such Contracts and Leases have complied in all material respects with the provisions thereof, no party is in Default thereunder and no notice of any claim of Default has been given to Seller. Seller has no reason to believe that the products and services called for by any unfinished Contract cannot be supplied in accordance with the terms of such Contract, including time specifications. With respect to any Leases, Seller has not received any notice of cancellation or termination under any option or right reserved to the lessor, or any notice of Default, thereunder.

(c) Product Warranty. Seller has committed no act or omission, which may result in product liability or Liability for breach of warranty (whether covered by insurance or not) on the part of Seller, with respect to products designed, manufactured, assembled, repaired, maintained, delivered or installed or services rendered by Seller.

(d) Leases. Schedule 4.7 also contains a complete and accurate description of the terms of all Leases described in clauses (xi) and (xii), including without limitation a general description of the leased property or items, the term, the annual rent, any and all renewal options, and any requirements for the consent of third parties to assignments thereof.

4.8.Permits; Grants . (a) Schedule 4.8 sets forth a complete list of all Permits used in the operation of the Business or otherwise held by Seller. Except as set forth on Schedule 4.8, to its knowledge Seller has, and at all times has had, all Permits required under any Regulation (including Environmental Laws) in the operation of its Business or in the ownership of the Assets, and owns or possesses such Permits free and clear of all Encumbrances. Seller is not in Default, nor has it received any notice of any claim of Default, with respect to any such Permit. Except as otherwise governed by law, all such Permits are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees and, other than the requirement to have it transferred to the name of Buyer, will not be adversely affected by the completion of the transactions contemplated by this Agreement. No present or former shareholder, director, officer or employee of Seller or any affiliate thereof, or any other person, firm, corporation or other entity, owns or has any proprietary, financial or other interest (direct or indirect) in any Permit which seller owns, possesses or uses.

(b) Other than in connection with the approval from the OCS or the Investment Center in the Israeli Ministry of Industry and Commerce (the “Investment Center”) to the transactions contemplated herein, and except as disclosed on Schedule 4.8 hereto, no notice to, declaration, filing or registration with, or Permit from, any domestic or foreign governmental or regulatory body or authority is required to be made or obtained by Seller in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby.

(c) Schedule 4.8 sets forth a complete list of all pending and outstanding grants, incentives, exemptions and subsidies related to the Business (collectively, “Grants”) from the government of the State of Israel or any agency thereof, or from any non-Israeli governmental or administrative agency, granted to the Seller, including, without limitation, from the Investment Center and the OCS. Seller has made available to Buyer, prior to the date hereof, correct copies of all documents evidencing Grants submitted by such Seller and of all letters of approval, and supplements thereto, granted to such Seller, together with Seller’s reasonable estimate, with all applicable documentation, of amounts to be paid by Seller to OCS in connection with the consummation of the transactions contemplated by this Agreement. Without limiting the generality of the above, Schedule 4.8 includes the aggregate amounts of each Grant, the amounts already received under such Grant, the amount to be received under such Grant, and the aggregate outstanding obligations thereunder of Seller with respect to royalties or any other payments, including outstanding amounts (including interest) to be paid by the Seller to the OCS. Notwithstanding the foregoing, in the event that the written approval by the OCS of the transactions contemplated by this Agreement referenced in Section 6.8 shall have been delivered to Buyer prior to the delivery of the Disclosure Schedules as provided by Section 6.18, Schedule 4.8 shall omit the information required by this Section 4.8 with respect to the OCS. Seller is in compliance with the terms and conditions of their respective Grants and has duly fulfilled all the undertakings relating thereto. To Seller’s knowledge, there is no event or other set of circumstances which could reasonably be expected to lead to the revocation or material modification of any of the Grants. Neither the execution, delivery and performance of this Agreement by Seller nor the consummation by Seller of the transactions contemplated hereby, assuming for the purposes of this sentence receipt of the approvals of the OCS and the Investment Center, will contravene, conflict with or result in a violation of any of the terms or requirements of, or give any governmental authority the right to revoke, withdraw, suspend, cancel, terminate, accelerate, modify or exercise any right or remedy or require any refund or recapture with respect to, any Grant given by any governmental entity (or any benefit provided or available thereunder).

4.9. No Conflict or Violation. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by Seller with any of the provisions hereof, will (a) violate or conflict with any provision of the Articles of Association or Memorandum of Association of Seller, (b) violate, conflict with, or result in or constitute a Default under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Encumbrance upon any of the Assets under, any of the terms, conditions or provisions of any Contract, Lease or Permit, (i) to which Seller is a party or (ii) by which the Assets are bound, (c) violate any Regulation or Court Order, (d) impose any Encumbrance on the Assets or the Business.

4.10. Financial Statements. The Financial Statements are attached hereto as Schedule 4.10. The Financial Statements (a) are in accordance with the books and records of Seller, (b) have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods covered thereby and (c) present the consolidated assets, Liabilities (including all reserves) and financial position of Seller and its Subsidiaries as of the respective dates thereof and the consolidated results of operations and changes in cash flows for the periods then ended (subject, in the case of the Interim Financial Statements, to normal year-end adjustments) in accordance with generally accepted accounting principles as applied in the United States. The Year-End Financial Statements have been examined by Ernst & Young, Independent Registered Public Accounting Firm, whose report thereon is included with such Year-End Financial Statements. At the respective dates of the Financial Statements, there were no Liabilities of Seller or its Subsidiaries, which, in accordance with generally accepted accounting principles, should have been set forth or reserved for in the Financial Statements or the notes thereto, which are not set forth or reserved for in the Financial Statements or the notes thereto.

4.11.Books and Records. Seller has made and kept (and given Buyer access to) Books and Records and accounts, which, in reasonable detail, accurately and fairly reflect the activities of Seller. The minute books of Seller previously delivered to Buyer fully, accurately and adequately reflect all action previously taken by the shareholders, board of directors and committees of the board of directors of Seller. The copies of the stock book records of Seller previously delivered to Buyer are true, correct and complete, and accurately reflect all transactions effected in Seller’s stock through and including the date hereof. Seller has not engaged in any transaction, maintained any bank account or used any corporate funds except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of Seller.

4.12. Litigation. Except as set forth on Schedule 4.12, there are no Actions pending, threatened or anticipated (a) against, related to or affecting (i) Seller, the Business or the Assets (including with respect to Environmental Laws), (ii) any officers or directors of Seller as such, or (iii) any shareholder of Seller in such shareholder’s capacity as a shareholder of Seller, (b) seeking to delay, limit or enjoin the transactions contemplated by this Agreement (c) that involve the risk of criminal liability, or (d) in which Seller is a plaintiff, including any derivative suits brought by or on behalf of Seller. Seller is not in Default with respect to or subject to any Court Order, and there are no unsatisfied judgments against Seller, the Business or the Assets. There are no Court Orders or agreements with, or liens by, any governmental authority or quasi-governmental entity which regulate, obligate, bind or in any way affect Seller or any Facility or Former Facility.

4.13. Labor Matters.

(a) Except as set forth in Schedule 4.13, Seller is in compliance in all material respects with all applicable laws (including, without limitation, the Severance Pay Law, – 1963,

the Protection of Salary Law – 1958, the Minimum Wage Law – 1987, Annual Vacation Law, 1951, Working and Rest Hours Law, 1951, the Equal Opportunities in Labor Law – 1988, the Employment of Employees by Manpower Contractors Law – 1996 and Women Labour Law, 1954), policies, custom, procedures and agreements relating to employment, terms and conditions of employment and to the proper withholding and remission to the proper tax authorities of all sums required to be withheld from any employee and/or consultant of Seller, and Seller has paid in full (or has fully contributed to funds managed on behalf of its employees) to all of its employees, officers, directors, consultants and service providers all compensation, wages, salaries, commissions, bonuses, Benefits (as defined below) and other compensation due and payable to such employees and/or independent contractors. All the Benefits to which any employee or consultant or former employee or consultant is or may be entitled including, inter alia, severance pay, accrued and unpaid vacation days, convalescence pay, leave and health, have been paid or fully funded or duly reserved for in the Financial Statements. Except as set forth in Schedule 4.13, all contributions to benefit plans (including employer contributions and employee salary reduction contributions), including insurance and education funds, that are due as of the Closing Date have been fully contributed.

(b) Except as set forth in Schedule 4.13, neither the Seller nor to the Seller’s knowledge, any officer, director, employee, consultant or independent contractor of the Seller is in violation of any term of any material, employment, consulting, independent contractor, non-disclosure, non-competition, inventions assignment or any other contract relating to the relationship of such officer, director, employee, consultant or independent contractor with the Seller.

(c) Except as set forth in Schedule 4.13, the Seller is not a member in any employers’ organization and no claim or request has been made towards the Seller by any employers’ organization. Except as set forth in Schedule 4.13, the Seller is not, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract or extension order (excluding such extension orders that apply to all employers in the Israeli market) and no such collective bargaining agreement is being negotiated by Seller. No labor union or other representative organization has been certified or recognized as the collective bargaining representative of any employees of the Seller. To the Seller’s knowledge, there are no existing or threatened labor strikes, work stoppages, organized slowdowns, unfair labor practice charges or complaints or labor arbitration proceedings to which any employee or consultant of the Seller is a party. Except as set forth in Schedule 4.13, the Seller has not experienced any such labor controversy within the past five (5) years.

(d) There is no unfair labor practice complaints or other Actions pending or, to the knowledge of the Seller, threatened against the Seller or any of its subsidiaries before any labor tribunal. Except as set forth in Schedule 4.13, there are no complaints or other Actions pending or, to the knowledge of the Seller, threatened by or on behalf of any present or former employee, contractor, consultant or service provider of the Seller or any of its subsidiaries alleging breach of any express or implied contract.

(e) Except as contemplated by this Agreement, no officer, director or other key personnel of the Seller has informed any officer of the Seller that such individual will terminate his or her employment or engagement with the Seller prior to, or within 180 days following, the Closing Date.

4.14. Employee Benefit and Stock Option Plans.

(a) Employee Equity and Options. Set forth in Schedule 4.14 is a complete and accurate list of all currently outstanding equity of Seller issued to, and options to acquire any such equity currently held by, officers, directors, employees or consultants of Seller, indicating the number of shares covered, the name and title (or relationship) of the holder, the vesting schedule of each such option and all such shares and exercise prices therefor. Except as set forth therein, Seller does not operate any share incentive scheme, share option scheme or profit sharing scheme for the benefit of any of their officers, directors, employees or consultants.

(b) Employee Benefit Plans. Neither the execution, delivery or performance of this Agreement, nor the consummation of any of the other transactions contemplated by this Agreement, will result in the creation of any obligation of the Buyer or any third party to assume or substitute equivalent equity securities in exchange for stock options.

(c) No Employee Plan is maintained or administered in, or otherwise subject to, the laws of the United States of America.

4.14A Employment Compensation . Schedule 4.14A contains a true and correct list of all employees and consultants of the Seller (for the purpose of this Section 4.14A shall be hereinafter referred to as “Employees”). Schedule 4.14A also contains the job title of the Employees, status of employment or engagement, salary or consideration, annual vacation, sick and other paid time-off allowance, and other basic terms of employment or consultancy including contributions to funds, “13th salary”, options, car allowance, telephone allowance, bonuses, commissions and incentives for services rendered or otherwise (the “Benefits”). Schedule 4.14A also identifies each Employee who is not fully available to perform work because of disability or other leave and sets forth the basis of such leave and the anticipated date of return to full service. Seller has provided Buyer with either a copy of the agreements between Seller and each Employee or a full and accurate description of the terms of employment or retention of each Employee. Except as set forth in Schedule 4.14A, Seller has not adopted any policy or custom with respect to any Benefit that would materially change the terms of such Benefit to which an Employee is entitled, under any agreement or applicable law.

4.15.Liabilities . Other than Excluded Liabilities, Seller has no Liabilities due or to become due, except (a) Liabilities which are set forth or reserved for on the Interim Balance Sheet, which have not been paid or discharged since the Interim Balance Sheet Date, (b) Liabilities arising in the ordinary course of business under Contracts, Leases, Permits and other business arrangements described in the Disclosure Schedule (and under those Contracts, Leases and Permits which are not required to be disclosed on the Disclosure Schedule) and (c) Liabilities incurred since the Interim Balance Sheet Date in the ordinary course of business and in accordance with this Agreement (none of which relates to any Default under any Contract or Lease, breach of warranty, tort, infringement or violation of any Regulation or Court Order or arose out of any Action) and none of which, individually or in the aggregate, has or would have a material adverse effect on the Business or the Assets.

4.16. Compliance with Law. Seller and the conduct of the Business have not violated and are in compliance with all Regulations and Court Orders relating to the Assets or the Business or operations of Seller. Seller has not received any notice to the effect that it is not in compliance with any such Regulations or Court Orders, and Seller is not aware of any existing circumstances which are likely to result in violations of any of the foregoing; provided, however, that nothing set forth herein shall be deemed to infer as to the Regulations applicable to Buyer after the Closing.

4.17. No Brokers. Neither Seller nor any of its respective officers, directors, employees, shareholders or affiliates has employed or made any agreement with any broker, finder or similar agent or any person or firm which will result in the obligation of Buyer or any of its affiliates to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

4.18. No Other Agreements to Sell the Assets. Neither Seller nor any of its respective officers, directors, shareholders or affiliates have any commitment or legal obligation, absolute or contingent, to any other person or firm other than the Buyer to sell, assign, transfer or effect a sale of any of the Assets (other than inventory in the ordinary course of business), to sell or effect a sale of the capital stock of Seller, to effect any merger, consolidation, liquidation, dissolution or other reorganization of Seller, or to enter into any agreement or cause the entering into of an agreement with respect to any of the foregoing.

4.19. Proprietary Rights.

(a) Proprietary Rights. Schedule 4.19(a) lists all of the Proprietary Rights owned by Seller, registered, filed or issued under the authority of any governmental body including: (i) for each Patent, the number, the application number, current status and date of filing, (ii) for each Trademark, the application serial number or registration number, the filing and registration date and current status, in addition to a list of all unregistered but claimed Trademarks, and (iii) for each registered Copyright, the number and date of filing for each country in which a Copyright has been filed, in addition to a list of all unregistered but claimed Copyrights. The Proprietary Rights, including those listed in Schedule 4.19(a), together with the Contract Rights, constitute all those intangible assets used by Seller in connection with the Assets to be acquired by Buyer in accordance with Section 2.1 of this Agreement. True and correct copies of all applications, correspondence and other material documents related to each Proprietary Right listed on Schedule 4.19(a) have been provided by Seller to Buyer.

(b) Royalties and Licenses. Seller does not have any obligation to compensate any person for the use of any such Proprietary Rights nor has Seller granted to any person any license, option or other rights to use in any manner any of its Proprietary Rights, whether requiring the payment of royalties or not, except as set forth in the Key License Agreements or in Schedule 4.19(b).

(c) Ownership and Protection of Proprietary Rights. Seller owns all right, title and interest in and to the Proprietary Rights (other than Proprietary Rights exclusively licensed to Seller), free and clear of any encumbrances (other than the non-exclusive licenses granted pursuant to the Contracts listed on Schedule 4.7(a) of the Disclosure Schedule). All documents and instruments necessary to perfect the rights of Seller in its Proprietary Rights have been validly executed, delivered and filed in a timely manner with the appropriate governmental body. The Proprietary Rights will not cease to be valid rights of Seller (or Buyer, following the Closing) by reason of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby. Seller has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information that Seller holds, or purports to hold, as a trade secret. Seller has not received any notice of invalidity or infringement of any rights of others with respect to such Proprietary Rights. No other person (i) has the right to use any of Seller’s Trademarks on the goods on which they are now being used either in identical form or in such near resemblance thereto as to be likely, when applied to the goods of any such person, to cause confusion with such Trademarks or to cause a mistake or to deceive, (ii) has notified Seller that it is claiming any ownership of or right to use such Proprietary Rights, or (iii) except with respect to the matters referenced in the Dispute Resolution Letter, to the best of Seller’s knowledge, is infringing upon any such Proprietary Rights in any way. Seller’s use of the Proprietary Rights does not and will not conflict with, infringe upon or otherwise violate the valid rights of any third party in or to such Proprietary Rights, and no Action has been instituted against or notices received by Seller that are presently outstanding alleging that Seller’s use of the Proprietary Rights infringes upon or otherwise violates any rights of a third party in or to such Proprietary Rights. There are not, and it is reasonably expected that after the Closing there will not be, any restrictions on Seller’s, or Buyer’s, as the case may be, right to sell products manufactured by Seller or Buyer, as the case may be, in connection with the Business.

(d) Validity and Enforceability. All of Seller’s Proprietary Rights are valid, subsisting and enforceable. Without limiting the generality of the foregoing, each item of Seller’s Proprietary Rights that is registered with any governmental authority or agency is and at all times has been in compliance with all legal requirement and all filings, payments, and other actions required to be made or taken to maintain such Proprietary Rights in full force and effect have been made by the applicable deadline.

4.20 Transactions with Certain Persons. No officer, director or employee of Seller nor any member of any such person’s immediate family is presently, or within the twelve month period prior to the date hereof, has been, a party to any transaction with Seller relating to the Business, including without limitation, any contract, agreement or other arrangement (a) providing for the furnishing of services by, (b) providing for the rental of real or personal property from, or (c) otherwise requiring payments to (other than for services as officers, directors or employees of Seller) any such person or corporation, partnership, trust or other entity in which any such person has an interest as an officer, director, trustee or partner.

4.21. Tax Matters.

(a) Filing of Tax Returns. Seller has duly and timely filed with the appropriate taxing authorities all Tax Returns required to be filed. All such Tax Returns filed are complete and accurate in all respects. All Taxes required to have been paid by Seller (whether or not shown on any Tax Return) have been paid. The aggregate unpaid Taxes of Seller (i) did not, as of the date of Year-End Financial Statements, exceed the reserve for Tax Liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheet contained in such financial statements, and (ii) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of Seller in filing its Tax Returns. Seller is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction.

(b) Audits, Investigations, Disputes or Claims. No deficiencies for Taxes have been finally assessed by any taxing or other governmental authority against Seller, which have not been paid in accordance with such assessment. There are no pending or, to the knowledge of Seller, threatened audits, investigations, disputes or claims or other Actions for or relating to any Liability for Taxes with respect to Seller, and there are no matters under discussion with any governmental authorities, or known to Seller, with respect to Taxes that are likely to result in any additional Liability for Taxes with respect to Seller. Neither Seller nor any predecessor of Seller has been notified that any taxing authority intends to audit a Tax Return for any other period. Seller has delivered or made available to Buyer complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by Seller or any Subsidiary of Seller since December 31, 2000. Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. No power of attorney granted by Seller with respect to any Taxes is currently in force.

(c) Lien. There are no Liens for Taxes (other than for current Taxes not yet due and payable) on any of the Assets. None of the Assets (i) is property that is required to be treated for Tax purposes as being owned by any other Person (other than those Assets that are leased); (ii) is tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; or (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

(d) Prior Affiliated Groups. Except with respect to any group of which Seller is the common parent for tax purposes, Seller does not have Liability for the Taxes of any Person (other than Seller) (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise.

(e) Tax Sharing Agreements. There are no Tax-sharing agreements or similar arrangements (including indemnity arrangements) with respect to or involving Seller, the Assets or the Business and, after the Closing Date, none of Seller, the Assets or the Business shall be bound by any such Tax-sharing agreements or similar arrangements or have any Liability thereunder for amounts due in respect of periods prior to the Closing Date.

(f) No Withholding. None of the transactions contemplated hereby are subject to withholding under Section 1445 of the Code or the Regulations of any other jurisdiction. Seller has withheld and paid all Taxes required to have been withheld and paid in connection with any royalties or amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party. The transactions contemplated herein are not subject to the tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code or of any other provision of law.

(g) Real Property Interest. None of the Assets constitutes a “United States real property interest” as such term is defined in Section 897 of the Code.

4.22 Insurance. Schedule 4.22 contains a complete and accurate list of all policies or binders of fire, liability, title, worker’s compensation, product liability other forms of insurance (showing as to each policy or binder the carrier, policy number, coverage limits, expiration dates, annual premiums, a general description of the type of coverage provided, loss experience history by line of coverage) maintained by Seller on the Business, the Assets or its employees. All insurance coverage applicable to Seller, the Business and the Assets is in full force and effect, insures Seller in reasonably sufficient amounts against all risks usually insured against by persons operating similar businesses or properties of similar size in the localities where such businesses or properties are located, provides coverage as may be required by applicable Regulation and by any and all Contracts to which Seller is a party and has been issued by insurers of recognized responsibility. There is no Default under any such coverage nor has there been any failure to give notice or present any claim under any such coverage in a due and timely fashion. There are no outstanding unpaid premiums except in the ordinary course of business and no notice of cancellation or nonrenewal of any such coverage has been received. There are no provisions in such insurance policies for retroactive or retrospective premium adjustments. All products liability, general liability and workers’ compensation insurance policies maintained by Seller has been occurrence policies and not claims made policies. There are no outstanding performance bonds covering or issued for the benefit of the Seller. To Seller’s knowledge, there are no facts upon which an insurer might be justified in denying or reducing coverage or increasing premiums on existing policies or binders. No insurer has advised Seller that it intends to reduce coverage, increase premiums or fail to renew existing policy or binder.

4.22. Accounts Receivable. The accounts receivable set forth on the Interim Balance Sheet, and all accounts receivable arising since the Interim Balance Sheet Date, represent bona fide claims of Seller against debtors for sales, services performed or other charges arising on or before the date hereof, and all the goods delivered and services performed which gave rise to said accounts were delivered or performed in accordance with the applicable orders, Contracts or customer requirements. Said accounts receivable are subject to no defenses, counterclaims or rights of setoff and are fully collectible in the ordinary course of business without cost in collection efforts therefor, except to the extent of the appropriate reserves for bad or doubtful debts on accounts receivable as set forth on the Interim Balance Sheet and, in the case of accounts receivable arising since the Interim Balance Sheet Date, to the extent of a reasonable reserve rate for bad or doubtful debts on accounts receivable which is not greater than the rate reflected by the reserve for bad or doubtful debts on the Interim Balance Sheet.

4.24. Inventory. The Disclosure Schedule contains a complete and accurate list of all the addresses at which the Inventory is located. The Inventory as set forth on the Year-End Financial Statements or arising since the date thereof was acquired and has been maintained in accordance with the regular business practices of Seller, consists of new and unused items of a quality and quantity usable or saleable in the ordinary course of business within the following twelve months, and is valued at reasonable amounts based on the normal valuation policy of Seller at prices equal to the lower of cost or market value on a first-in-first-out basis. None of such Inventory is obsolete, unusable, slow-moving, damaged or unsalable in the ordinary course of business, except for such items of Inventory which have been written down to realizable market value, or for which adequate reserves have been provided, in the Interim Balance Sheet.

4.25. Payments. Seller has not, directly or indirectly, paid or delivered any fee, commission or other sum of money or item or property, however characterized, to any finder, agent, client, customer, supplier, government official or other party, in the United States or any other country, which is in any manner related to the Business, Assets or operations of Seller, which is, or may be with the passage of time or discovery, illegal under any federal, state or local laws of the United States (including without limitation the U.S. Foreign Corrupt Practices’ Act) or any other country having jurisdiction; and Seller has not participated, directly or indirectly, in any boycotts or other similar practices affecting any of its actual or potential customers and has at all times done business in an open and ethical manner.

4.26. Compliance With Environmental Laws.

(a) Definitions. The following terms, when used in this Section 4.26, shall have the following meanings. Any of these terms may, unless the context otherwise requires, used in the singular or the plural depending on the reference.

(i) “Seller”. For purposes of this Section, the term “Seller” shall include Seller and any other party for which Seller is responsible under applicable law.

(ii) “Release” shall mean and include any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment or the workplace of any Hazardous Substance, and otherwise as defined in any Environmental Law.

(iii) “Hazardous Substance” shall mean any pollutant, contaminant, chemical, waste and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical or chemical compound or hazardous substance, material or waste, whether solid, liquid or gas, including, without limitation, any quantity of asbestos in any form, urea formaldehyde, PCB’s, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives, radioactive substance or material, pesticide waste waters, sludges, slag and any other substance, material or waste that is subject to regulation, control or remediation under any Environmental Laws.

(iv) “Environmental Laws” shall mean all applicable Regulations which regulate or relate to the protection or clean-up of the environment, the use, treatment, storage, transportation, generation, manufacture, processing, distribution, handling or disposal of, or emission, discharge or other release or threatened release of, Hazardous Substances or otherwise dangerous substances, wastes, pollution or materials (whether, gas, liquid or solid), the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources, or the health and safety of persons or property, including without limitation protection of the health and safety of employees. Environmental Laws shall include, without limitation, the Israeli Hazardous Substances Law 1993 and all regulations issued under such Law, the Israeli Water Law 1959 and all regulations issued under such Law, the Israeli Business License Law 1968 and all regulations issued under such Law, the Covenant on Implementing Standards on Air Pollutant Emissions into the Air of 1998, the Federal Insecticide, Fungicide, Rodenticide Act, Resource Conservation & Recovery Act, Clean Water Act, Safe Drinking Water Act, Atomic Energy Act, Occupational Safety and Health Act, Toxic Substances Control Act, Clean Air Act, Comprehensive Environmental Response, Compensation and Liability Act, Emergency Planning and Community Right-to-Know Act, Hazardous Materials Transportation Act and all analogous or related federal, state or local law, each as amended.

(v) “Environmental Conditions” means the introduction into the environment of any pollution, including, without limitation, any contaminant, irritant or pollutant or other Hazardous Substance (whether or not upon any Facility or Former Facility or other property and whether or not such pollution constituted at the time thereof a violation of any Environmental Law as a result of any Release of any kind whatsoever of any Hazardous Substance) as a result of which Seller has or may become liable to any person or by reason of which any Facility, Former Facility or any of the Assets may suffer or be subjected to any lien.

(b) Facilities. The Facilities are, and at all times have been, and all Former Facilities were at all times when owned, leased or operated by Seller, owned, leased and operated in compliance with all Environmental Laws and Permits and in a manner that will not give rise to any Liability under any Environmental Laws.

(c) Notice of Violation. Seller has not received any notice of alleged, actual or potential responsibility for, or any inquiry or investigation regarding, (i) any Release or threatened Release of any Hazardous Substance at any location, whether at the Facilities, the Former Facilities or otherwise or (ii) an alleged violation of or non-compliance with the conditions of any Permit required under any Environmental Law or the provisions of any Environmental Law. Seller has received no notice of any other claim, demand or Action by any individual or entity alleging any actual or threatened injury or damage to any person, property, natural resource or the environment arising from or relating to any Release or threatened Release of any Hazardous Substances at, on, under, in, to or from any Facilities or Former Facilities, or in connection with any operations or activities of Seller.

(d) Environmental Conditions. There are no present or past Environmental Conditions in any way relating to the Business or at any Facility or Former Facility.

(e) Environmental Audits or Assessments. True, complete and correct copies of the written reports, and all parts thereof, including any drafts of such reports if such drafts are in the possession or control of Seller, of all environmental audits or assessments which have been conducted at any Facility or Former Facility within the past five years, either by Seller or any attorney, environmental consultant or engineer engaged for such purpose, have been delivered to Buyer and a list of all such reports, audits and assessments and any other similar report, audit or assessment of which Seller has knowledge is included on the Disclosure Schedule.

(f) Indemnification Agreements. Seller is not a party, whether as a direct signatory or as successor, assign or third party beneficiary, or otherwise bound, to any Lease or other Contract (excluding insurance policies disclosed on the Disclosure Schedule) under which Seller is obligated by or entitled to the benefits of, directly or indirectly, any representation, warranty, indemnification, covenant, restriction or other undertaking concerning environmental conditions.

(g) Releases or Waivers. Seller has not released any other person from any claim under any Environmental Law or waived any rights concerning any Environmental Condition.

(h) Notices, Warnings and Records. Seller has given all notices and warnings, made all reports, and has kept and maintained all records required by and in compliance with all Environmental Laws.

(i) Knowledge of Proposed or Potential Changes in Term or Conditions of Permits. To the Seller’s best knowledge, and absent changes in Environmental Laws, no changes in the terms or conditions of the Permits currently required for the conduct of the Business are contemplated, the result of which would be to impose further restrictions or more burdensome restrictions than the ones the Seller is currently subject to or to require the Seller to take actions or to incur expenses of a type that the Seller is not currently required to take or incur, respectively.

4.27 Material Misstatements Or Omissions. No representations or warranties by Seller in this Agreement, nor any appendix, exhibit, statement, certificate or schedule heretofore or hereinafter furnished to Buyer pursuant to this Agreement, including without limitation the Disclosure Schedule, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements or facts contained therein not misleading.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows, which representations and warranties are, as of the date hereof, true and correct:

5.1. Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

5.2 Authorization. Buyer has all requisite corporate power and authority, and has taken all corporate action necessary, to execute and deliver this Agreement and the Ancillary Agreements, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Agreements by Buyer and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly approved by the board of directors of Buyer. No other corporate proceedings on the part of Buyer are necessary to authorize this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Buyer and is, and upon execution and delivery the Ancillary Agreements will be, legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms.

5.3. No Conflict or Violation. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by Buyer with any of the provisions hereof, will (a) violate or conflict with any provision of the Certificate of Incorporation or Bylaws of Buyer, (b) violate, conflict with, or result in or constitute a Default under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Encumbrance upon any of Buyer’s assets under, any of the terms, conditions or provisions of any contract, indebtedness, note, bond, indenture, security or pledge agreement, commitment, license, lease, franchise, permit, agreement, authorization, concession, or other instrument or obligation to which Buyer is a party, (c) violate any Regulation or Court Order.

5.4. Consents and Approvals. Except as set forth on Exhibit H hereto, no notice to, declaration, filing or registration with, or authorization, consent or approval of, or permit from, any domestic or foreign governmental or regulatory body or authority, or any other person or entity, is required to be made or obtained by Buyer in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

5.5. No Brokers. Neither Buyer nor any of its officers, directors, employees, shareholders or affiliates has employed or made any agreement with any broker, finder or similar agent or any person or firm which will result in the obligation of Seller or any of their respective affiliates to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

ARTICLE VI.

COVENANTS OF SELLER AND BUYER

Seller and Buyer each covenant with the other as follows:

6.1. Further Assurances. Upon the terms and subject to the conditions contained herein, the parties agree, both before and after the Closing, (i) to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, (ii) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder, and (iii) to cooperate with each other in connection with the foregoing. Without limiting the foregoing, the parties agree to use their respective best efforts (A) to obtain all necessary waivers, consents and approvals from other parties to the Contracts and Leases to be assumed by Buyer, (B) to obtain all necessary Permits as are required to be obtained under any Regulations, (C) to give all notices to, and make all registrations and filings with third parties, including without limitation submissions of information requested by governmental authorities, and (D) to fulfill all conditions to this Agreement. Seller will commence all action required under this Section 6.1 by a date which is early enough to allow the transactions contemplated hereunder to be consummated by the Closing Date.

6.2. No Solicitation.

(a) No Solicitation. From the date hereof through the Closing or the earlier termination of this Agreement, Seller and its Representatives shall not, and shall cause each of their respective shareholders or Representatives (including without limitation investment bankers, attorneys and accountants), not to, directly or indirectly, enter into, solicit, initiate or continue any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any other way with, any corporation, partnership, person or other entity or group, other than Buyer and its Representatives, concerning any sale of all or a portion of the Assets or the Business, or of a majority of the shares of capital stock of Seller, or any merger, consolidation, liquidation, dissolution or similar transaction involving Seller (each such transaction being referred to herein as a “Proposed Acquisition Transaction”). Seller and its subsidiaries shall not, directly or indirectly, through any officer, director, employee, representative, agent or otherwise, solicit, initiate or encourage the submission of any proposal or offer from any person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) or entity relating to any Proposed Acquisition Transaction or participate in any negotiations regarding, or furnish to any other person any information with respect to Seller or any of its subsidiaries for the purposes of, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to seek or effect a Proposed Acquisition Transaction. Seller hereby represents that it is not now engaged in discussions or negotiations with any party other than Buyer with respect to any of the foregoing. Seller shall notify Buyer promptly (orally and in writing) if any such written offer, or any inquiry or contact with any person with respect thereto, is made and shall provide Buyer with a copy of such offer and shall keep Buyer informed on the status of any negotiations regarding such offer. Seller agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which Seller is a party.

(b) Notification. Seller will immediately notify Buyer if any discussions or negotiations are sought to be initiated, any inquiry or proposal is made, or any information is requested with respect to any Proposed Acquisition Transaction and notify Buyer of the terms of any proposal which it may receive in respect of any such Proposed Acquisition Transaction, including without limitation the identity of the prospective purchaser or soliciting party.

6.3. Notification of Certain Matters. From the date hereof through the Closing, each of Seller and Buyer shall give prompt notice to the other party of (a) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement or in any exhibit or schedule hereto to be untrue or inaccurate in any respect and (b) any failure of such party, or any of its respective affiliates, or of any of their respective shareholders or Representatives, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or any exhibit or schedule hereto; provided, however, that such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or to satisfy any condition. Seller shall promptly notify Buyer of any Default, the threat or commencement of any Action, or any development that occurs before the Closing that could in any way materially affect Seller, the Assets or the Business.

6.4. Investigation by Buyer.

From the date hereof through the Closing Date:

(a) Seller shall, and shall cause its officers, directors, employees and agents to, afford the Representatives of Buyer and its affiliates complete access at all reasonable times to the Assets for the purpose of inspecting the same, and to the officers, employees, agents, attorneys, accountants, properties, Books and Records and Contracts of Seller, and shall furnish Buyer and its Representatives all financial, operating and other data and information as Buyer or its affiliates, through their respective Representatives, may reasonably request.

(b) (i) Buyer shall have the right, at its sole cost and expense to (A) conduct tests of the soil surface or subsurface waters and air quality at, in, on, beneath or about the Leased Real Property, and such other procedures as may be recommended by an independent environmental consultant selected by Buyer (the “Consultant”) based on its reasonable professional judgment, in a manner consistent with good engineering practice, (B) inspect records, reports, permits, applications, monitoring results, studies, correspondence, data and any other information or documents relevant to environmental conditions or environmental noncompliance, and (C) inspect all buildings and equipment at the Leased Real Property, including without limitation the visual inspection of the Facilities for asbestos-containing construction materials; provided, in each case, such tests and inspections shall be conducted only (1) during regular business hours; and (2) in a manner which will not unduly interfere with the operation of the Business and/or the use of, access to or egress from the Leased Property.

(ii) Buyer’s right to conduct tests, inspect records and other documents, and visually inspect all buildings and equipment at the Leased Real Property shall also be subject to the following terms and conditions:

(A) All testing performed on Buyer’s behalf shall be conducted by the Consultant;

(B) Seller shall have the right to accompany the Consultant as it performs testing;

(C) Except as otherwise required by law, any information concerning the Leased Real Property gathered by Buyer or the Consultant as the result of, or in connection with, the testing shall be kept confidential in accordance with subsection (D) below and shall not be revealed to, or discussed with, anyone other than Representatives of Buyer or Representatives of Seller who agree to comply with the provisions of subsection (D) below; and

(D) In the event that any party to this Agreement or any party set forth in subsection (C) above is requested or required to disclose information described in subparagraph (b)(i), Buyer shall provide Seller or Seller shall provide Buyer, as the case may be, with prompt notice of such request so that Seller or Buyer, as the case may be, may seek an appropriate protective order or waiver by the other party’s compliance with this Agreement. If, in the absence of a protective order or the receipt of a waiver hereunder, such party is nonetheless, in the opinion of its counsel, compelled to disclose such information to any tribunal or else stand liable for contempt or suffer other censure or penalty, such party will furnish only that portion of the information which is legally required and will exercise its reasonable efforts to obtain reliable assurance that confidential treatment will be afforded to the disclosed information. The requirements of this subparagraph shall not apply to information in the public domain or lawfully acquired on a nonconfidential basis from others.

6.5. Conduct of Business. From the date hereof through the Closing, Seller shall, except as contemplated by this Agreement, or as consented to by Buyer in writing, operate the Business in the ordinary course of business and in accordance with past practice and will not take any action inconsistent with this Agreement or with the consummation of the Closing. Without limiting the generality of the foregoing, Seller shall not, except as specifically contemplated by this Agreement or as consented to by Buyer in writing:

(a) change or amend the Articles of Association and Memorandum of Association of Seller or the constitutive documents of any Subsidiary;

(b) enter into, extend, materially modify, terminate or renew any Contract or Lease, except in the ordinary course of business;

(c) fail to maintain, protect or preserve the enforceability of any Proprietary Right;

(d) sell, assign, transfer, convey, lease, mortgage, pledge or otherwise dispose of or encumber any of the Assets, or any interests therein, except in the ordinary course of business and, without limiting the generality of the foregoing, Seller will produce, maintain and sell inventory consistent with its past practices;

(e) incur any Liability for long-term interest bearing indebtedness, guarantee the obligations of others, indemnify others or, except in the ordinary course of business, incur any other Liability;

(f) (i) make any change in the key management structure of Seller, including without limitation the hiring of additional officers or the termination of existing officers; or

(ii) fail to maintain all Employee Plans in accordance with applicable Regulations;

(g) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire any material assets or business of any corporation, partnership, association or other business organization or division thereof;

(h) declare, set aside, make or pay any dividend or other distribution in respect of Seller’s capital stock;

(i) fail to expend funds for budgeted capital expenditures or commitments;

(j) willingly allow or permit to be done, any act by which any of the Insurance Policies may be suspended, impaired or canceled;

(k) (i) fail to pay its accounts payable and any debts owed or obligations due to it, or pay or discharge when due any Liabilities, in the ordinary course of business; or

(ii) fail to collect its accounts receivable in the ordinary course of business;

(l) enter into, renew, modify or revise any agreement or transaction with any of Seller’s affiliates;

(m) fail to maintain the Assets in substantially their current state of repair, excepting normal wear and tear or fail to replace consistent with Seller’s past practice inoperable, worn-out or obsolete or destroyed Assets;

(n) make any loans or advances to, or investments in, any partnership, firm or corporation, or, except for expenses incurred in the ordinary course of business, any individual;

(o) make or change any income tax election , adopt or change any material accounting method in respect of Taxes, enter into any Tax allocation agreement, Tax-sharing agreement, Tax indemnity agreement, Tax ruling or closing agreement, settle or compromise any claim, notice, audit report or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(p) fail to comply with all Regulations applicable to it, the Assets and the Business;

(q) intentionally do any other act which would cause any representation or warranty of Seller in this Agreement to be or become untrue in any respect;

(r) repurchase or redeem or commit to repurchase or redeem, any shares of Seller’s capital stock;

(s) without limiting Section 6.6 below, fail to use its best efforts to (i) retain the Seller’s employees and (ii) maintain the Business so that such employees will remain available after the Closing Date, (iii) maintain existing relationships with suppliers, customers and others having business dealings with Seller and (iv) otherwise to preserve the goodwill of the Business so that such relationships and goodwill will be preserved on and after the Closing Date

(t) initiate any Action;

(u) enter into any agreement, or otherwise become obligated, to do any action prohibited hereunder.

6.6. Employee Matters.

(a) Buyer shall extend offers of employment to those of Seller’s employees whom it desires to rehire after termination by Seller and payment by Seller of all severance and other Liabilities in connection therewith (such employees are hereinafter referred to as the “Rehired Employees”), which offers shall be on terms and conditions which Buyer shall determine in its sole discretion but shall be on such terms as are no less favorable than such employees’ terms of employment (as of December 1, 2004 with respect to Rehired Employees who were employed by Seller on such date). Seller shall terminate the employment of all Rehired Employees immediately prior to the Closing and shall cooperate with and use its best efforts to assist Buyer in its efforts to secure satisfactory employment arrangements with those employees of Seller to whom Buyer makes offers of employment.

(b) Seller shall be solely responsible for all of the Employee Plans and all obligations and Liabilities thereunder. Buyer shall not assume any of the Employee Plans or any obligation or Liability thereunder. In addition, Seller and its affiliates shall be liable for all other obligations and Liabilities in respect of each Rehired Employee (including any beneficiary thereof) with respect to obligations and Liabilities incurred in respect of such Rehired Employee or his or her covered dependents prior to the Closing Date, and neither Buyer nor its affiliates shall have any Liability with respect thereto. Effective as of the Closing Date, the Rehired Employees shall cease to be covered by the Employee Plans. Seller and its affiliates shall retain responsibility for and continue to pay all medical and dental plan expenses and benefits and workers’ compensation benefits for each Rehired Employee with respect to claims incurred by such Rehired Employee or his or her covered dependents under the Employee Plans prior to the Closing Date. For purposes of this paragraph, a claim will be incurred as specified in the applicable Employee Plan and, in the case of worker’ compensation benefits, when the event giving rise to the benefits occurs.

(c) Nothing contained in this Agreement shall confer upon any Rehired Employee any right with respect to continuance of employment by Buyer, nor shall anything herein interfere with the right of Buyer to terminate the employment of any of the Rehired Employees at any time, with or without cause, or restrict Buyer in the exercise of its independent business judgment in modifying any of the terms and conditions of the employment of the Rehired Employees following the Closing Date.

(d) No provision of this Agreement shall create any third party beneficiary rights in any Rehired Employee, any beneficiary or dependents thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and benefits that may be provided to any Rehired Employee by Buyer or under any benefit plan which Buyer may maintain.

(e) Seller shall not, directly or indirectly, hire or offer employment to or seek to hire or offer employment to any Rehired Employee or any employee of Buyer or any successor or affiliate of Buyer which is engaged in the Business, unless Buyer first terminates the employment of such employee or gives its written consent to such employment or offer of employment.

(f) Seller shall be responsible for, and neither Buyer nor its affiliates shall have, any Liability or obligation with respect to any retention payments or retention awards granted by Seller or its affiliates to the Rehired Employees (including any accrued but unpaid bonuses as of the Closing Date) and accrued but unpaid vacation, personal and sick time.

6.7. Shareholder Approval. On or before the Closing Date, Seller will obtain and deliver to Buyer the written consent or resolution by the general meeting and approval of this Agreement and the transactions contemplated hereby, executed by at least the legally required number and holders in interest of Seller’s shareholders.

6.8. Office of the Chief Scientist Approval. Seller shall utilize its best efforts to obtain, as promptly as practicable after the date of this Agreement, written approval of the OCS to the transactions contemplated by this Agreement.

6.9. Investment Center Approval. Seller shall use its best efforts to obtain, if required, as promptly as practicable after the date of this Agreement, written approval of the Investment Center to the transactions contemplated by this Agreement and such other matters as Buyer may reasonably request including, without limitation, all necessary information, documents and assistance required to enable the Business to be acquired by the Buyer hereunder to be eligible to enjoy all Tax and other benefits as an “approved enterprise” pursuant to the Law for the Encouragement of Capital Investments 1959 following the Closing.

6.10. License Agreements. Seller shall use commercially reasonably efforts to assist Buyer or its affiliates in the negotiation and execution of new license agreements between Buyer or its affiliates and each of XinTec Inc., OmniVision International Holding Ltd., Sanyo Electric Co., Ltd and China WLCSP Ltd. to replace the Key License Agreements, each on terms reasonably satisfactory to Buyer or its affiliates. Such efforts shall include, without limitation, the waiver by Seller of confidentiality agreements which could restrict Buyer’s ability to communicate with such parties or otherwise hinder the timely negotiation and execution of new license agreements.

6.11. Facility Lease. Seller shall renegotiate the Facility Lease to assign or sublease such Facility Lease at Closing to Buyer for a term not to exceed five (5) years, for premises of no less than 2,100 square meters and at an annual lease amount not to exceed Three Hundred Forty Thousand Dollars ($340,000).

6.12. Facilities. Prior to the Closing, Seller shall remove all Excluded Assets from the Facilities at Seller’s sole cost and expense.

6.13. Manufacturing. Seller shall conclude all manufacturing operations at the Facilities prior to the Closing.

6.14. Environmental Compliance. Seller shall take all actions listed on Schedule 6.14 at Seller’s sole cost and expense. In the event that any such actions have not been implemented by the Seller prior to the Closing, Buyer shall be reimbursed for costs and expenses incurred in connection with the taking of such actions by Buyer subsequent to the Closing.

6.15. Performance of Key License Agreements. From the date hereof through and following the Closing, Seller shall continue to perform its obligations under the Key License Agreements. In addition, if at any time a third party licensee is in breach of any Key License Agreement, including without limitation any payment obligation to Seller thereunder, then Seller shall promptly take all actions necessary and appropriate to enforce its rights under the applicable agreement to the fullest extent possible, including without limitation requiring the third party licensee to cure the breach or terminating the agreement in accordance with the terms thereof; provided, however, that nothing set forth herein shall be deemed to compel Seller to take any legal action against such third party licensee.

6.16. China WLCSP Ltd. UT License. After the Closing Date, Buyer or its Affiliate shall grant to China WLCSP Ltd. a license to the ShellUT technology, subject to Buyer’s standard terms and conditions, with no initial license fee. Such license grant will be memorialized in a separate written agreement, will be subject to Buyer’s standard licensing terms and conditions, and will otherwise be on terms reasonably acceptable to Buyer. Seller shall cooperate with and use its best efforts to assist Buyer in its efforts to grant such license.

6.17. EUSSCAN Consortium. In the event that a contract pursuant to the EUSSCAN Consortium Agreement, draft dated September 15, 2005 (the “Development Contract”) is awarded to Seller after the date of this Agreement, Seller shall take all actions necessary for (i) the assignment of all of Seller’s rights, title and interest to and under the Development Contract to Buyer and (ii) to substitute Buyer for Seller in the EUSSCAN Consortium.

6.18. Disclosure Schedule. No later than 5:00 p.m. PST, November 14, 2005 (the “Schedule Date”), Seller will deliver to Buyer the Disclosure Schedule, and such Disclosure Schedule, (i) will not contain any material information that was not previously disclosed to Buyer on or before the date of this Agreement, (ii) will be in a form customary for transactions of this type, and (iii) other than the specific factual exceptions or listings called for by this Agreement, will not contain additional verbiage that serves to limit the effectiveness or reduce the scope of the representations and warranties contained herein. If Seller does not deliver such a Disclosure Schedule by the Schedule Date, Buyer may elect to terminate this Agreement, or to obtain any remedies available at law or equity for a breach of Seller’s obligations hereunder.

ARTICLE VII.

CONDITIONS TO SELLER’S OBLIGATIONS

The obligations of Seller to consummate the transactions provided for hereby are subject, in the discretion of Seller, to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Seller:

7.1. Representations, Warranties and Covenants. All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and as of the Closing Date, except as and to the extent that the facts and conditions upon which such representations and warranties are based are expressly required or permitted to be changed by the terms hereof, and Buyer shall have performed and satisfied in all material respects all agreements and covenants required hereby to be performed by it prior to or on the Closing Date.

7.2. Consents; Regulatory Compliance and Approval. All consents, approvals and waivers from governmental authorities, including the OCS and the Investment Center, and other parties necessary to permit Seller to transfer the Assets to Buyer as contemplated hereby shall have been obtained, unless the failure to obtain any such consent, approval or waiver would not have a material adverse effect upon Seller. Seller shall be satisfied that all approvals required under any Regulations to carry out the transactions contemplated by this Agreement shall have been obtained and that the parties shall have complied with all Regulations applicable to the Acquisition.

7.3. No Actions or Court Orders. No Action by any governmental authority or other person shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby and which could reasonably be expected to damage Buyer, the Assets or the Business materially if the transactions contemplated hereby are consummated, including without limitation any material adverse effect on the right or ability of Buyer to own, operate, possess or transfer the Assets after the Closing. There shall not be any Regulation or Court Order that makes the purchase and sale of the Business or the Assets contemplated hereby illegal or otherwise prohibited.

7.4. Certificates. Buyer shall furnish Seller with such certificates of its officers and others, without personal liability, to evidence compliance with the conditions set forth in this Article VII as may be reasonably requested by Seller.

7.5. Corporate Documents. Seller shall have received from Buyer resolutions adopted by the board of directors of Buyer approving this Agreement, the Ancillary Agreements and the transactions contemplated hereby or thereby, certified by Buyer’s corporate secretary.

7.6. Assumption Document. Buyer shall have executed the Assumption Document.

7.7. Ancillary Agreements. Buyer shall have executed and delivered the Ancillary Agreements to which Buyer is a party.

ARTICLE VIII.

CONDITIONS TO BUYER’S OBLIGATIONS

The obligations of Buyer to consummate the transactions provided for hereby are subject, in the discretion of Buyer, to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Buyer:

8.1. Representations, Warranties and Covenants. All representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and as of the Closing Date, except as and to the extent that the facts and conditions upon which such representations and warranties are based are expressly required or permitted to be changed by the terms hereof, and Seller shall have performed and satisfied in all material respects all agreements and covenants required hereby to be performed by it prior to or on the Closing Date.

8.2. Consents; Regulatory Compliance and Approval. All Permits, consents, approvals and waivers from governmental authorities, including receipt of written approval from the OCS and the Investment Center of the transactions contemplated by this Agreement, and other parties necessary to the consummation of the transactions contemplated hereby and for the operation of the Business by Buyer (including, without limitation, all required third party consents to the assignment of the Leases and Contracts to be assumed by Buyer) shall have been obtained in form and substance reasonably satisfactory to Buyer. Buyer shall be satisfied that all approvals required under any Regulations to carry out the transactions contemplated by this Agreement shall have been obtained and that the parties shall have complied with all Regulations applicable to the Acquisition.

8.3. No Actions or Court Orders. No Action by any governmental authority or other person shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby and which could reasonably be expected to damage Buyer, the Assets or the Business materially if the transactions contemplated hereby are consummated, including without limitation any material adverse effect on the right or ability of Buyer to own, operate, possess or transfer the Assets after the Closing. There shall not be any Regulation or Court Order that makes the purchase and sale of the Business or the Assets contemplated hereby illegal or otherwise prohibited.

8.4. Opinion of Counsel. Seller shall have delivered to Buyer an opinion of Naschitz Brandes, counsel to Seller, dated as of the Closing Date, in form and substance reasonably satisfactory to Buyer, to the effect that, except as set forth in this Agreement, the Disclosure Schedule, the exhibits hereto or the Ancillary Agreements:

(a) Incorporation. Seller is a corporation duly incorporated under the laws of the State of Israel;

(b) Corporate Power and Authority. Seller has the necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby; and Seller has all material Permits, licenses, franchises and other authority required under federal and applicable state law to conduct the Business as now being conducted; and Seller has the necessary corporate power and authority to own, lease and operate the Assets and its other properties and to conduct the Business as presently conducted;

(c) Corporate Action and Enforceability. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Seller have been duly authorized by all necessary corporate action of Seller, and this Agreement and the Ancillary Agreements have been duly executed and delivered by Seller, and no approval of the shareholders of Seller is required in connection therewith or, if required, such approval has been duly obtained in accordance with the provisions of Seller’s Articles of Association and Memorandum of Association and applicable law, and this Agreement and each Ancillary Agreement constitute legally valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, except as limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally or by equitable principles (whether considered in an action at law or in equity), (ii) limitations imposed by applicable law or equitable principles upon the availability of specific performance, injunctive relief or other equitable remedies, or (iii) other customary limitations reasonably satisfactory to Buyer’s counsel;

(d) No Breach of Contracts. Neither the execution and delivery of this Agreement or the Ancillary Agreements by Seller nor the consummation of the transactions contemplated hereby or thereby will (i) violate the Articles of Association and Memorandum of Association of Seller, or (ii) to the best knowledge of such counsel, violate any Court Order applicable to Seller;

(e) No Violation of Law. Neither the execution and performance of this Agreement or the Ancillary Agreements by Seller nor the consummation of the transactions contemplated hereby or thereby will violate or result in a failure to comply with any Regulation or Court Order, applicable to the Business or operations of Seller; and no Permit of, or filing with, any governmental authority or, to the best knowledge of such counsel, any other person, is required for the execution and delivery of this Agreement or the Ancillary Agreements by Seller or the consummation by Seller of the transactions contemplated hereby and thereby; and

(f) Transfer and Assignment. The documents to be delivered by Seller at the Closing to effect the transfer and assignment to Buyer of all right, title and interest in and to the Assets are effective to do so, subject to (i) the effects of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and equitable principles (whether considered in an action at law or in equity), (ii) limitations imposed by federal or state law or equitable principles upon the availability of specific performance, injunctive relief or other equitable remedies, or (iii) other customary limitations reasonably satisfactory to Buyer’s counsel.

In rendering such opinions, such counsel may rely as they deem advisable (a) as to matters governed by the laws of jurisdictions other than states in which they maintain offices, upon opinions of local counsel satisfactory to such counsel, and (b) as to factual matters, upon certificates and assurances of public officials and officers of Seller. In addition, such opinions may be subject to such additional qualifications and exceptions as are customary in such cases.

8.5. Certificates. Seller shall furnish Buyer with such certificates of its officers, without personal liability, to evidence compliance with the conditions set forth in this Article VIII as may be reasonably requested by Buyer.

8.6. Material Changes. Since the Interim Balance Sheet Date, there shall not have been, in Buyer’s sole discretion, any material adverse change with respect to the Business or the Assets.

8.7. Corporate Documents. Buyer shall have received from Seller resolutions adopted by the board of directors of Seller and resolutions of Seller, approving this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, certified by Seller’s corporate secretary, as applicable.

8.8. Conveyancing Documents; Release of Encumbrances. Seller shall have executed and delivered each of documents described in Section 3.2 hereof so as to effect the transfer and assignment to Buyer of all right, title and interest in and to the Assets and Seller shall have filed (where necessary) and delivered to Buyer all documents necessary to release the Assets from all Encumbrances, which documents shall be in a form reasonably satisfactory to Buyer’s counsel.

8.9. Name Change. Notwithstanding anything to the contrary in this Agreement or the License and Services Agreement, Seller shall have taken all corporate actions required to amend its Articles of Association immediately after the Closing to change its corporate name so as not to include the words “Shellcase” or any other name or mark that has such a near resemblance thereto as may be likely to cause confusion or mistake to the public, or to otherwise deceive the public. Such amendment shall be in a form acceptable for filing with the Companies Register of the State of Israel.

8.10. Required Permits. Buyer shall have obtained or been granted the right to use all Permits necessary to its operation of the Business.

8.11. Other Agreements. Seller shall have executed and delivered the Ancillary Agreements in the forms attached as exhibits hereto. Buyer shall have entered into employment arrangements with those employees of Seller or its affiliates listed in Schedule 8.11 on such terms as may be mutually agreeable to Buyer and such parties and such employment agreements shall be in full force and effect as of the Closing.

8.12. Employment Obligations. Seller shall have satisfied all obligations regarding employee matters as provided for in Section 6.6.

8.13. Facility Lease Renegotiation. Seller shall have renegotiated the Facility Lease as provided for in Section 6.11.

8.14. Manufacturing Concluded. Seller shall have concluded manufacturing operations as provided for in Section 6.12.

8.15. Permits. All Permits listed on Schedule 4.8 as required by Regulation but not held by Seller shall have been obtained.

8.16 . Environmental Compliance. Seller shall have taken the actions listed on Schedule 6.14.

8.17. FIRPTA Certificate. Seller shall deliver to Buyer a form of notice to the Internal Revenue Service in accordance with Treasury Regulation 1.897-2(h)(2) and in the form and substance reasonably provided to Seller by Buyer along with written authorization for Buyer to deliver such form to the Internal Revenue Service upon Closing.

ARTICLE IX.

RISK OF LOSS; CONSENTS TO ASSIGNMENT

9.1. Risk of Loss. From the date hereof through the Closing Date, all risk of loss or damage to the property included in the Assets shall be borne by Seller, and thereafter shall be borne by Buyer. If any material portion of the Assets is destroyed or damaged by fire or any other cause on or prior to the Closing Date, other than use, wear or loss in the ordinary course of business, Seller shall give written notice to Buyer as soon as practicable after, but in any event within five (5) calendar days of, discovery of such damage or destruction, the amount of insurance, if any, covering such Assets and the amount, if any, which Seller is otherwise entitled to receive as a consequence. Prior to the Closing, Buyer shall have the option, which shall be exercised by written notice to Seller within ten (10) calendar days after receipt of Seller’s notice or if there is not ten (10) calendar days prior to the Closing Date, as soon as practicable prior to the Closing Date, of (a) accepting such Assets in their destroyed or damaged condition in which event Buyer shall be entitled to the proceeds of any insurance or other proceeds payable with respect to such loss and the full Purchase Price shall be paid for such Assets, or (b) terminating this Agreement in accordance with Section 11.1. If Buyer accepts such Assets, then after the Closing, any insurance or other proceeds shall belong, and shall be assigned to, Buyer without any reduction in the Purchase Price; otherwise, such insurance proceeds shall belong to Seller.

9.2. Consents to Assignment. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Contract, Lease, Permit or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereto, would constitute a Default thereof or in any way adversely affect the rights of Buyer thereunder. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would affect the rights thereunder so that Buyer would not receive all such rights, Seller will cooperate with Buyer, in all reasonable respects, to provide to Buyer the benefits under any such Contract, Lease, Permit or any claim or right, including without limitation enforcement for the benefit of Buyer of any and all rights of Seller against a third party thereto arising out of the Default or cancellation by such third party or otherwise. Nothing in this Section 9.2 shall affect Buyer’s right to terminate this Agreement under Sections 8.2 and 11.1 in the event that any consent or approval to the transfer of any Asset is not obtained.

ARTICLE X.

ACTIONS BY SELLER AND BUYER

AFTER THE CLOSING

10.1. Collection of Accounts Receivable and Letters of Credit. At the Closing, Buyer will acquire hereunder, and thereafter Buyer or its designee shall have the right and authority to collect for Buyer’s or its designee’s account, all receivables, letters of credit and other items which constitute a part of the Assets, and Seller shall within forty-eight (48) hours after receipt of any payment in respect of any of the foregoing, properly endorse and deliver to Buyer any letters of credit, documents, cash or checks received on account of or otherwise relating to any such receivables, letters of credit or other items.

10.2. Books and Records; Tax Matters.

(a) Books and Records. Each party agrees that it will cooperate with and make available to the other party, during normal business hours, all Books and Records, information and employees (without substantial disruption of employment) retained and remaining in existence after the Closing which are necessary or useful in connection with any tax inquiry, audit, investigation or dispute, any litigation or investigation or any other matter requiring any such Books and Records, information or employees for any reasonable business purpose. The party requesting any such Books and Records, information or employees shall bear all of the out-of-pocket costs and expenses (including without limitation attorneys’ fees, but excluding reimbursement for salaries and employee benefits) reasonably incurred in connection with providing such Books and Records, information or employees. All information received pursuant to this Section 10.2(a) shall be subject to the terms of Section 11.11.

(b) Cooperation and Records Retention. Seller and Buyer shall (i) each provide the other with such assistance as may reasonably be requested by any of them in connection with the preparation of any return, audit, or other examination by any taxing authority or judicial or administrative proceedings relating to Liability for Taxes, (ii) each retain and provide the other with any records or other information that may be relevant to such return, audit or examination, proceeding or determination, and (iii) each provide the other with any final determination of any such audit or examination, proceeding, or determination that affects any amount required to be shown on any tax return of the other for any period. Without limiting the generality of the foregoing, Buyer and Seller shall each retain, until sixty (60) days after the applicable statutes of limitations (including any extensions) have expired, copies of all tax returns, supporting work schedules, and other records or information that may be relevant to such returns for all tax periods or portions thereof ending on or before the Closing Date and shall not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy the same.

(c) Notices. Seller shall promptly notify Buyer in writing upon receipt by Seller of notice of any pending or threatened federal, state, local or foreign Tax audits or assessments relating to the income, properties or operations of Seller that reasonably may be expected to relate to the Assets or the Business.

(d) Transfer Taxes. Seller will, at its own expense, file all necessary Tax Returns and other documentation with respect to all Transfer Taxes and, if required by applicable law, Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation. Within ten (10) days after closing, Seller shall have provided Buyer with evidence satisfactory to Buyer that such Transfer Taxes have been paid by Seller.

(e) Preparation of Form W-2’s. Pursuant to Revenue Procedure 84-77 (1984-2 C.B. 753), provided that Seller provides Buyer with all necessary payroll records for the calendar year which includes the Closing Date, Buyer shall furnish a Form W-2 to each employee employed by Buyer who had been employed by Seller disclosing all wages and other compensation paid for such calendar year, and taxes withheld therefrom, and Seller shall be relieved of the responsibility to do so.

(f) Payment of Taxes.

(i) To the extent not otherwise allocated in this Agreement, Seller shall be responsible for and shall promptly pay when due all Taxes levied with respect to the Assets or the Business for any Pre-Closing Tax Period. All Taxes (other than income Taxes of Seller and Taxes of Seller in the nature of income Taxes) levied with respect to the Assets or the Business for any Straddle Period (collectively, the “Apportioned Obligations”) shall be apportioned between the Pre-Closing Tax Period and the Post-Closing Tax Period as follows: (A) in the case of personal property Taxes, real property Taxes and any other Taxes other than sales, use, transaction or excise Taxes and other similar Taxes, the portion allocable to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (B) in the case of any sales, use, transaction or excise Taxes or other similar Taxes, the portion allocable to the Pre-Closing Tax Period shall be deemed equal to the amount which would be payable if the relevant Straddle Period ended on the Closing Date. Seller shall be liable for the Apportioned Obligations apportioned to the Pre-Closing Tax Period, and Buyer shall be liable for the Apportioned Obligations apportioned to the Post-Closing Tax Period.

(ii) Upon receipt by Buyer, on the one hand, or Seller, on the other, of any bill for Taxes relating to the Assets or the Business, the party receiving such bill (the “Recipient Party”) promptly shall present a statement to the other party (the “Other Party”) setting forth the amount of such Taxes for which the Other Party is liable under this Section 10.2(f), together with such supporting evidence as is reasonably necessary to calculate the amount of such Taxes to be apportioned between a Pre-Closing Tax Period and a Post-Closing Tax Period. The apportioned amount of Taxes for which the Other Party is liable shall be paid by the Other Party to the Recipient Party within fifteen (15) days after delivery of such statement to the Other Party by the Recipient Party. If Seller is liable for an amount of Taxes due on a bill received by Buyer, Buyer shall have the right to offset any amount to be paid by Buyer to Seller hereunder by such amount of Taxes. The Recipient Party shall be responsible for the timely payment of the Taxes to which such bill relates. In the event that Buyer, on the one hand, or Seller, on the other, shall make any payment to any Taxing or other authority of any Taxes apportioned to the other party under this Section 10.2(f), the other party shall reimburse the paying party for the amount of such Taxes apportioned to the other party promptly but in no event later than fifteen (15) days after the presentation by the paying party of a statement setting forth the amount of reimbursement to which the paying party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of such reimbursement. The portion of any refund of Taxes attributable to amounts apportioned hereunder to and paid or reimbursed by the party not receiving such refund shall be the property of the party not receiving such refund, and the party receiving such refund shall promptly pay to the party not receiving such refund that portion of such refund so attributable.

10.3. Survival of Representations, Etc. All of the representations, warranties, covenants and agreements made by each party in this Agreement or in any attachment, Exhibit, the Disclosure Schedule, certificate, document or list delivered by any such party pursuant hereto shall survive the Closing for a period of (and claims based upon or arising out of such representations, warranties, covenants and agreements may be asserted at any time before the date which shall be) two (2) years following the Closing (except with respect to the representations and warranties set forth Section 4.21, which shall survive until sixty (60) days after the expiration of the applicable statute of limitations (with extensions) with respect to the matters addressed in such section). Each party hereto shall be entitled to rely upon the representations and warranties of the other party set forth in this Agreement. The termination of the representations and warranties provided herein shall not affect the rights of a party in respect of any Claim made by such party in a writing received by the other party prior to the expiration of the applicable survival period provided herein.

10.4. Indemnifications.

(a) By Seller. Seller shall indemnify, save and hold harmless Buyer, its affiliates and subsidiaries, and its and their respective Representatives, from and against any and all costs, losses (including without limitation diminution in value), Taxes, Liabilities, obligations, damages, lawsuits, deficiencies, claims, demands, and expenses (whether or not arising out of third-party claims), including without limitation interest, penalties, costs of mitigation, losses in connection with any Environmental Law (including without limitation any clean-up or remedial action), withholdings and other losses resulting from any shutdown or curtailment of operations, damages to the environment, attorneys’ fees and all amounts paid in investigation, defense or settlement of any of the foregoing (herein, “Damages”), incurred in connection with, arising out of or resulting from (i) any breach of any representation or warranty made by Seller in or pursuant to this Agreement; (ii) any breach of any covenant or agreement made by Seller in or pursuant to this Agreement; or (iii) any Excluded Liability, provided, that in the case of clause (i) or (ii), any matters identified in an officers’ certificate delivered at Closing pursuant to Section 8.5 shall be deemed waived, and not subject to indemnification hereunder, if Buyer nevertheless elects to close; and provided, further, that in the case of clauses (i), (ii) and (iii), the indemnification obligations of Seller to Buyer shall be limited exclusively to, and shall not exceed, the Holdback Amount, except in the case of fraud.

The term “Damages” as used in this Section 10.4 is not limited to matters asserted by third parties against Seller or Buyer, but includes Damages incurred or sustained by Seller or Buyer in the absence of third party claims.

(b) By Buyer. Buyer shall indemnify and save and hold harmless Seller, its respective affiliates and subsidiaries, and its respective Representatives from and against any and all Damages incurred in connection with, arising out of or resulting from (i) any breach of any representation or warranty or the inaccuracy of any representation, made by Buyer in or pursuant to this Agreement; (ii) any breach of any covenant or agreement made by Buyer in or pursuant to this Agreement; or (iii) from and after the Closing, any Assumed Liability.

(c) Cooperation. The indemnified party shall cooperate in all reasonable respects with the indemnifying party and its attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; provided, however, that the indemnified party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. The parties shall cooperate with each other in any notifications to insurers.

(d) Defense of Claims. If a claim for Damages (a “Claim”) is to be made by a party entitled to indemnification hereunder against the indemnifying party, the party claiming such indemnification shall, subject to Section 10.3, give written notice (a “Claim Notice”) to the indemnifying party as soon as practicable after the party entitled to indemnification becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Section 10.4. If any lawsuit or enforcement action is filed against any party entitled to the benefit of indemnity hereunder, written notice thereof shall be given to the indemnifying party as promptly as practicable (and in any event within fifteen (15) calendar days after the service of the citation or summons). The failure of any indemnified party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the indemnifying party demonstrates actual damage caused by such failure. After such notice, if the indemnifying party shall acknowledge in writing to the indemnified party that the indemnifying party shall be obligated under the terms of its indemnity hereunder in connection with such lawsuit or action, then the indemnifying party shall be entitled, if it so elects at its own cost, risk and expense, (i) to take control of the defense and investigation of such lawsuit or action, (ii) to employ and engage attorneys of its own choice to handle and defend the same unless the named parties to such action or proceeding include both the indemnifying party and the indemnified party and the indemnified party has been advised in writing by counsel that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party, in which event the indemnified party shall be entitled, at its own expense, to separate counsel of its own choosing, and (iii) to compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the indemnified party, such consent not to be unreasonably withheld (it being understood that Buyer may reasonably withhold consent to the entry of any injunctive relief that could reasonably have any adverse effect on the Buyer or the Business); provided, however, if the remediation or resolution of any such Claim will occur on or at any Facility and is reasonably expected to have an adverse effect on the indemnified party’s business operations, then, notwithstanding the foregoing, the indemnified party shall be entitled to control such remediation or resolution. If the indemnifying party fails to assume the defense of such claim within fifteen (15) calendar days after receipt of the Claim Notice, the indemnified party against which such claim has been asserted will (upon delivering notice to such effect to the indemnifying party) have the right to undertake, at the indemnifying party’s cost and expense, the defense, compromise or settlement of such claim on behalf of and for the account and risk of the indemnifying party; provided, however, that such Claim shall not be compromised or settled without the written consent of the indemnifying party, which consent shall not be unreasonably withheld. In the event the indemnified party assumes the defense of the claim, the indemnified party will keep the indemnifying party reasonably informed of the progress of any such defense, compromise or settlement. The indemnifying party shall be liable for any settlement of any action effected pursuant to and in accordance with this Section 10.4 and for any final judgment (subject to any right of appeal), and the indemnifying party agrees to indemnify and hold harmless an indemnified party from and against any Damages by reason of such settlement or judgment.

(e) Brokers and Finders. Pursuant to the provisions of this Section 10.4, each of Buyer and Seller shall indemnify, hold harmless and defend the other party from the payment of any and all broker’s and finder’s expenses, commissions, fees or other forms of compensation which may be due or payable from or by the indemnifying party, or may have been earned by any third party acting on behalf of the indemnifying party in connection with the negotiation and execution hereof and the consummation of the transactions contemplated hereby.

(f) Limitations.

(i) Neither party to this Agreement shall be liable to the other under this Section 10.4 for any Damages until either any individual amount otherwise due the party being indemnified exceeds Ten Thousand Dollars ($10,000) or the aggregate amount otherwise due the party being indemnified exceeds an accumulated total of Fifty Thousand Dollars ($50,000), at which point such party shall be entitled to indemnification for all such Damages. The Seller shall not be liable to the Buyer under this Section 10.4 in an amount in excess of the Holdback Amount.

(ii) With regard to this Section 10.4, Buyer acknowledges that it has read and is familiar with, and hereby waives the benefit of, the provisions of California Civil Code Section 1542, which is set forth below:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

(g) Representatives. No individual Representative of any party shall be personally liable for any Damages under the provisions contained in this Section 10.4. Nothing herein shall relieve either party of any Liability to make any payment expressly required to be made by such party pursuant to this Agreement.

(h) Characterization of Payments. Except as otherwise provided in this Agreement, any indemnifications payments made pursuant to this Section 10.4 shall constitute an adjustment of the consideration paid for the Assets for Tax purposes and shall be treated as such by Buyer and Seller on their Tax Returns to the extent permitted by law.

10.5. Holdback. Buyer and Seller shall enter into an Indemnification Escrow Agreement, by and among Buyer, Seller and the Escrow Agent named therein, substantially in the form of Exhibit I attached hereto.

10.6. Bulk Sales. It may not be practicable to comply or attempt to comply with the procedures of the “Bulk Sales Act” or similar law of any or all of the states in which the Assets are situated or of any other state which may be asserted to be applicable to the transactions contemplated hereby. Accordingly, to induce Buyer to waive any requirements for compliance with any or all of such laws, Seller hereby agrees that the indemnity provisions of Section 10.4 hereof shall apply to any Damages of Buyer arising out of or resulting from the failure of Seller or Buyer to comply with any such laws.

10.7. Insurance. Seller shall deliver to Buyer certificates of insurance or binders reasonably satisfactory to Buyer, issued by one or more insurance carriers reasonably satisfactory to Buyer, evidencing fully paid and non-cancelable general liability insurance coverage with respect to claims arising out of events or occurrences on or prior to the Closing Date (whether or not reported), in amounts not less than the amounts maintained by Seller on the date of this Agreement. Such insurance coverage shall name Buyer as additional insureds.

ARTICLE XI.

MISCELLANEOUS

11.1. Termination.

(a) Termination. This Agreement may be terminated at any time prior to Closing:

(i) By mutual written consent of Buyer and Seller;

(ii) By Buyer or Seller if the Closing shall not have occurred on or before December 31, 2005, provided however, that this provision shall not be available to Buyer if Seller has the right to terminate this Agreement under clause (iv) of this Section 11.1, and this provision shall not be available to Seller if Buyer has the right to terminate this Agreement under clause (iii) of this Section 11.1;

(iii) By Buyer if there is a material breach of any representation or warranty set forth in Article IV hereof or any covenant or agreement to be complied with or performed by Seller pursuant to the terms of this Agreement or the failure of a condition set forth in Article VIII to be satisfied (and such condition is not waived in writing by Buyer) on or prior to the Closing Date, or the occurrence of any event which results or would result in the failure of a condition set forth in Article VIII to be satisfied on or prior to the Closing Date, provided that Buyer may not terminate this Agreement prior to the Closing if Seller has not had an adequate opportunity to cure such failure;

(iv) By Seller if there is a material breach of any representation or warranty set forth in Article V hereof or of any covenant or agreement to be complied with or performed by Buyer pursuant to the terms of this Agreement or the failure of a condition set forth in Article VII to be satisfied (and such condition is not waived in writing by Seller) on or prior to the Closing Date, or the occurrence of any event which results or would result in the failure of a condition set forth in Article VII to be satisfied on or prior to the Closing Date; provided that, Seller may not terminate this Agreement prior to the Closing Date if Buyer has not had an adequate opportunity to cure such failure; or

(v) By Buyer under the circumstances set forth in Section 6.18.

(b) In the Event of Termination. In the event of termination of this Agreement:

(i) Each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same;

(ii) The provisions of Section 11.11 shall continue in full force and effect; and

(iii) No party hereto shall have any Liability to any other party to this Agreement, except as stated in subsections (i), (ii) and (iii) of this Section 11.1(b), except for any willful breach of this Agreement occurring prior to the proper termination of this Agreement. The foregoing provisions shall not limit or restrict the availability of specific performance or other injunctive relief to the extent that specific performance or such other relief would otherwise be available to a party hereunder.

11.2. Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party without the prior written consent of the other parties; except that Buyer may, without such consent, assign all such rights to any lender as collateral security and assign all such rights and obligations, in whole or in part, to a wholly-owned, direct or indirect subsidiary (or a partnership controlled by Buyer) or subsidiaries of Buyer or to a successor in interest to Buyer which shall assume all obligations and Liabilities of Buyer under this Agreement provided that Buyer shall remain liable to Seller for any failure by such assignee to satisfy Buyer’s obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and no other person shall have any right, benefit or obligation under this Agreement as a third party beneficiary or otherwise.

11.3. Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted on a day which is a business day at the receiving party’s business (and if not, then on the immediately next day which is a business day at the receiving party’s business by telecopy, facsimile, electronic or digital transmission method; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express) (or two days after being delivered if delivered to an overseas recognized delivery service); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

If to Seller, addressed to:

Shellcase Ltd.

42nd Floor, Triangle Tower

3 Azrieli Center

Tel Aviv 67023

IsraelAttention: Amir Gal-Or

Fax: (972) 2-679-8850

With a copy to (which shall not constitute notice):

Naschitz Brandes & Co.

5 Tuval Street

Tel Aviv 67897

Israel

Attention: Sharon Amir, Adv.

Fax: (972) 3-623-5106

If to Buyer, addressed to:

Tessera Technologies, Inc.

3099 Orchard Drive

San Jose, CA 95134Attention: John Keating

Fax: (650) 894-0768

With copies to (which shall not constitute notice):

Latham & Watkins LLP

135 Commonwealth Drive

Menlo Park, CA 94025-3656

Attention: Robert A. Koenig, Esq.

Fax: (650) 463-2600

and

Goldfarb, Levy, Eran & Co.

Europe-Israel Tower (formerly the IBM Building)

2 Weizmann Street

Tel Aviv 64239

Israel

Attention: Ashok J. Chandrasekhar, Adv.

Fax: 972 (3) 608-9909

If to any Investor, to the address listed on the signature page hereto,

or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

11.4. Choice of Law. This agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of New York (without reference to the choice of law provisions of New York law), except with respect to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or the subject of this Agreement, and as to those matters the law of the jurisdiction under which the respective entity derives its powers shall govern. The parties agree that the provisions of the United Nations Convention on Contracts for the International Sale of Goods shall not apply whatsoever, and is hereby expressly excluded.

11.5. Entire Agreement; Amendments and Waivers. This Agreement, the Ancillary Agreements and the Dispute Resolution Letter, together with all exhibits and schedules hereto and thereto (including the Disclosure Schedule), constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

11.6. Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.7 Expenses. Except as otherwise specified in this Agreement, each party hereto shall pay its own legal, accounting, out-of-pocket and other expenses incident to this Agreement and to any action taken by such party in preparation for carrying this Agreement into effect.

11.8. Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

11.9. Titles; Gender. The titles, captions or headings of the Articles and Sections herein, and the use of a particular gender, are for convenience of reference only and are not intended to be a part of or to affect or restrict the meaning or interpretation of this Agreement.

11.10 Publicity. The parties hereto covenant and agree that, except as provided for hereinbelow, each will not from and after the date hereof make, issue or release any public announcement, press release, statement or acknowledgment of the existence of, or reveal publicly the terms, conditions and status of, the transactions provided for herein, without the prior written consent of the other party as to the content and time of release of and the media in which such statement or announcement is to be made; provided, however, that in the case of announcements, statements, acknowledgments or revelations which either party is required by law to make, issue or release, the making, issuing or releasing of any such announcement, statement, acknowledgment or revelation by the party so required to do so by law shall not constitute a breach of this Agreement.

11.11. Confidential Information.

(a) No Disclosure. The parties acknowledge that the transaction described herein is of a confidential nature and shall not be disclosed except to consultants, advisors and affiliates, or as required by law, until such time as the parties make a public announcement regarding the transaction as provided in Section 11.11.

(b) Preservation of Confidentiality. Buyer and Seller acknowledge that the information provided to them in connection with this Agreement is subject to the terms of a Confidential Disclosure Agreement between them dated February 15, 2004 (the “Confidentiality Agreement,”) the terms of which are incorporated herein by reference. Effective upon, and only upon the Closing, the Confidentiality Agreement shall terminate with respect to the information related solely to the Business and the Assets.

11.12. Cumulative Remedies. All rights and remedies hereunder of either party hereto are cumulative of each other. Notwithstanding Section 2.6, Buyer shall remain jointly and severally liable for all obligations of each Purchasing Entity.

11.13. Service of Process, Consent to Jurisdiction.

(a) Service of Process. Each party hereto irrevocably consents to the service of any process, pleading, notices or other papers by the mailing of copies thereof by registered, certified or first class mail, postage prepaid, to such party at such party’s address set forth herein, or by any other method provided or permitted under New York law.

(b) Consent and Jurisdiction. Each party hereto irrevocably and unconditionally (1) agrees that any and all suits, actions or other legal proceedings arising out of or in connection with this Agreement may be brought (A) if by the Seller, in the United States District Court for the Northern District of California or, if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in the County of Santa Clara, California, and (B) if by the Buyer, in Tel Aviv, Israel; (2) consents to the exclusive jurisdiction or any such court in any such suit, action or proceeding; and (3) waives any objection which such party may have to the laying of venue of any such suit, action or proceeding in any such court and confirms that it shall not initiate any such suit, action or proceeding in the courts of any other jurisdiction. The foregoing shall not be construed to prevent either party from making any counter claim or seeking interim relief in any competent court provided that such counter claim or interim relief is incidental to an underlying claim or action filed in accordance with the preceding sentence.

11.14. Attorneys’ Fees. If any party to this Agreement brings an action to enforce its rights under this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including without limitation reasonable attorneys’ fees, incurred in connection with such action, including any appeal of such action.

11.15. Knowledge. Whenever a phrase herein is qualified by “to the best of Seller’s knowledge,” or a similar phrase, it is intended to refer to the knowledge of the persons listed on Schedule 11.15.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, all as of the day and year first above written.

SHELLCASE LTD.			TESSERA TECHNOLOGIES, INC.

By:	/s/ Ariel Poppel	/s/ Shalom Daskal	By:	/s/ Bruce McWilliams
Name:	Ariel Poppel	Shalom Daskal	Name:	Bruce McWilliams
Its:	CFO	CEO	Its:	President and Chief Executive Officer